Exhibit 10(d)

                               LOAN AGREEMENT
                                (REAL ESTATE)
                                    Among

                      GE CAPITAL PUBLIC FINANCE, INC.,
                                 as Lender,
                                     and

                  MASSACHUSETTS DEVELOPMENT FINANCE AGENCY,
                                 as Issuer,

                                     and

              WESTERBEKE CORPORATION and 150 JOHN HANCOCK, LLP,
                                 as Borrower
                         Dated as of April 24, 2000

              _________________________________________________
       THIS AGREEMENT IS NOT A GENERAL OBLIGATION OF THE MASSACHUSETTS DEVELOPMENT FINANCE AGENCY NOR A DEBT OR A PLEDGE OF THE FAITH AND
        CREDIT OF THE COMMONWEALTH OF MASSACHUSETTS; ALL AMOUNTS OWED
       HEREUNDER ARE PAYABLE ONLY FROM THE REVENUES AND FUNDS PLEDGED
                            UNDER THIS AGREEMENT.
          THIS AGREEMENT CONSTITUTES A SECURITY AGREEMENT UNDER THE
                         UNIFORM COMMERCIAL CODE OF
                     THE COMMONWEALTH OF MASSACHUSETTS.
              _________________________________________________


                               LOAN AGREEMENT
Lender:        GE Capital Public Finance, Inc.
               Suite 470
               8400 Normandale Lake Blvd.
               Minneapolis, MN 55437
               Telephone: (800) 346-3164
               Telecopier: (952) 897-5601
Issuer:        Massachusetts Development Finance Agency
               75 Federal Street, 10th Floor
               Boston, MA 02110
               Telephone: (617) 451-2477
               Telecopier: (617) 727-8741
Borrowers:     Westerbeke Corporation
               41 Ledin Road
               Avon, MA 02332
               Telephone: (508) 588-7700
               Telecopier: (508) 559-9323
               and

               150 John Hancock, LLP
               41 Ledin Road
               Avon, MA 02332
               Telephone: (508) 588-7700
               Telecopier: (508) 559-9323

      THIS LOAN AGREEMENT (REAL ESTATE) dated as of April 24, 2000 (this "Agreement") is among GE Capital Public Finance, Inc., a Delaware corporation, as lender (with its successors and assigns, "Lender"), Massachusetts Development Finance Agency, a body corporate and politic and a public instrumentality of The Commonwealth of Massachusetts (the "Commonwealth"), as issuer ("Issuer"), Westerbeke Corporation, a Delaware corporation ("Westerbeke") and 150 John Hancock, LLP, a registered Massachusetts limited liability partnership ("150 John Hancock," and collectively with Westerbeke, the "Borrower").

      WHEREAS, Issuer is authorized and empowered under the laws of the Commonwealth, including Massachusetts General Laws, Chapter 23G, and, to the extent made applicable, Chapter 40D, unless otherwise specified herein, as amended, (the "Act"), to enter into loan agreements, contracts and other instruments and documents with respect to indebtedness of Issuer to be used to finance eligible projects as described in the Act; and

      WHEREAS, in furtherance of the purposes of the Act, Issuer proposes to finance all or a portion of the acquisition, construction, equipping and installation of the Project (as hereinafter defined) by Borrower pursuant to this Agreement by obtaining a loan from Lender and lending the proceeds thereof to Borrower; and

      WHEREAS, Borrower proposes to borrow the proceeds of the loan made by Lender to Issuer upon the terms and conditions set forth herein to finance the acquisition, construction, equipping and installation of the Project; and

      WHEREAS, Borrower shall make Loan Payments (as hereinafter defined) directly to Lender as assignee of Issuer; and

      WHEREAS, this Agreement shall not be deemed to constitute a debt or liability or moral obligation of the Commonwealth or any political subdivision thereof, or a pledge of the faith and credit or taxing power of the Commonwealth or any political subdivision thereof, but shall be a special obligation of Issuer payable solely from the Loan Payments payable hereunder by Borrower to Lender as assignee of Issuer.

      NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and in consideration of the premises contained in this Agreement, Lender, Issuer and Borrower agree as follows:


                          DEFINITIONS AND EXHIBITS

      Section 1.01. Definitions. The following terms used herein will have the meanings indicated below unless the context clearly requires otherwise:

      "Act" means Massachusetts General Laws, Chapter 23G, and, to the extent made applicable, Chapter 40D, unless otherwise specified herein, as amended.

      "Acquisition Costs" means the contract price paid or to be paid to the Vendors or reimbursed to Borrower for any portion of the Project upon Borrower's acceptance thereof, including administrative, engineering, legal, financial and other costs incurred by Lender, Issuer, Borrower, Escrow Agent and Vendors in connection with the acquisition, construction, equipping, and installation and financing by Lender of such Project, and costs of issuance that may be paid pursuant to the Statement as to Tax Exempt Status, which Acquisition Costs are set forth in Exhibit J hereto.

      "Agreement" means this Agreement, including all exhibits hereto, as any of the same may be supplemented or amended from time to time in accordance with the terms hereof.

      "Arbitrage Certificate" means the Arbitrage Certificate dated as of April 25, 2000, properly executed on behalf of Issuer.

      "Assignment" means the Assignment of Rents and Leases to be entered into by Westerbeke in favor of Lender.

      "Bank" means any bank acceptable to Lender in its sole discretion which is the issuer of the Letter of Credit.

      "Bank Agreement" means the letter agreement dated April 25, 1997 by State Street Bank and Trust Company and agreed and accepted by Borrower, without giving effect to any amendment thereof or supplement thereto after the date hereof and the financial covenants and definitions relating thereto are incorporated herein by reference with the same effect as if fully set forth herein and shall be deemed to apply to Westerbeke and the Loan hereunder (in lieu of the obligations under the Bank Agreement) and shall survive this Loan Agreement notwithstanding any termination of the Bank Agreement.

      "Borrower" means Westerbeke Corporation, a Delaware corporation ("Westerbeke"), and 150 John Hancock, LLP, a registered Massachusetts limited liability partnership ("150 John Hancock"), jointly and severally.

      "Business Day" means a day other than a Saturday or Sunday on which banks are generally open for business in New York, New York and Minneapolis, Minnesota.

      "Certificate of Acceptance" means a Certificate of Acceptance, in substantially the form set forth as Exhibit B hereto, whereby Borrower acknowledges receipt in good condition of certain portions of the Project as identified therein and confirms the date of delivery thereof and certain other matters.

      "Code" means, collectively, the Internal Revenue Code of 1986, as amended, and United States Treasury regulations promulgated thereunder.

      "Commonwealth" means The Commonwealth of Massachusetts.

      "Construction Letter of Credit" means an irrevocable standby letter(s) of credit in the form attached hereto as Exhibit L in the amount of $200,000 issued by Bank pursuant to the terms of Section 2.02 of the Escrow Agreement.

      "Default" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default as provided in Article XI hereof.

      "Determination of Taxability" means any determination, decision or decree by the Commissioner of Internal Revenue, or any District Director of Internal Revenue or any court of competent jurisdiction, or an opinion of counsel qualified in such matters obtained by Lender, that an Event of Taxability shall have occurred. A Determination of Taxability also shall be deemed to have occurred on the first to occur of the following:

            (a) the date when Borrower files any statement, supplemental statement, or other tax schedule, return or document, which discloses that an Event of Taxability shall have occurred; or

            (b) the effective date of any federal legislation enacted after the date of this Agreement or promulgation of any income tax regulation or ruling by the Internal Revenue Service that causes an Event of Taxability after the date of this Agreement.

            (c) if upon sale, lease or other deliberate action taken by the Borrower with respect to the Project within the meaning of Treas. Reg. [SECTION]1.141-2(d), the failure to receive an unqualified opinion of qualified bond counsel to the effect that such deliberate action will not cause interest payable by Borrower hereunder to become includable in the gross income of the recipient.

      "Environmental Laws" has the meaning ascribed thereto in paragraph
(p) of Article V hereof.

      "Equipment Loan Agreement" means the Loan Agreement (Equipment) dated as of April 24, 2000 among Issuer, Lender and Westerbeke.

      "Escrow Agent" means National City Bank of Minneapolis, as escrow agent under the Escrow Agreement, and its successors and assigns permitted under the Escrow Agreement.

      "Escrow Agreement" means the Escrow Agreement (Real Estate) dated as of April 24, 2000, among Lender, Issuer, Borrower and Escrow Agent.

      "Escrow Fund" means the fund established and held by Escrow Agent pursuant to the Escrow Agreement.

      "Event of Taxability" means, if as the result of any act, failure to act or use of the proceeds of the Loan, a change in use of the Project or any misrepresentation or inaccuracy in any of the representations, warranties or covenants contained in this Agreement, the Statement as to Tax Exempt Status or the Arbitrage Certificate by Issuer or Borrower, or the enactment of any federal legislation after the date of this Agreement or the promulgation of any income tax regulation or ruling by the Internal Revenue Service after the date of this Agreement, the Interest is or becomes includable in Lender's gross income for federal income tax purposes.

      "Gross-Up Rate" means, with respect to any Interest payment (including payments made prior to the Event of Taxability), the rate necessary, as a result of an Event of Taxability, to calculate a total payment in an amount sufficient such that the sum of the Interest payment plus an additional payment would, after being reduced by the federal tax (including interest and penalties) actually payable thereon, equal the amount of the Interest payment.

      "Hazardous Substances Agreement" means the Certificate and Indemnity Agreement Regarding Hazardous Substances dated as of April 24, 2000 by Borrower.

      "Hazardous Waste or Materials" has the meaning ascribed thereto in paragraph (p) of Article V hereof.

      "Interest" means the portion of any Loan Payment designated as and comprising interest as shown in Exhibit A hereto.

      "Issuer" means the Massachusetts Development Finance Agency, acting as issuer under this Agreement.

      "Lender" means (i) GE Capital Public Finance, Inc., acting as lender under this Agreement, (ii) any surviving, resulting or transferee corporation of GE Capital Public Finance, Inc. and (iii) except where the context requires otherwise, any assignee(s) of Lender.

      "Letter of Credit" means an irrevocable standby letter of credit in the form attached hereto as Exhibit L that may be issued by Bank in the amount set forth in Section 3.02(c)(vii).

      "Loan" means the loan from Issuer to Borrower pursuant to this Agreement.

      "Loan Payments" means the loan payments payable by Borrower pursuant to the provisions of this Agreement as specifically set forth in Exhibit A hereto. As provided in Article II hereof, Loan Payments shall be payable by Borrower directly to Lender, as assignee of Issuer, in the amounts and at the times as set forth in Exhibit A hereto.

      "Loan Proceeds" means the total amount of money to be paid pursuant to Section 2.02 hereof by Lender to Escrow Agent for deposit and application in accordance with the Escrow Agreement and any costs of issuance paid by Lender.

      "Mortgage" means the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of April 1, 2000 to be executed on behalf of Westerbeke in favor of Lender, relating to the Project.

      "Mortgaged Property" means collectively, all of Borrower's estate, right, title and interest, now owned or hereafter acquired, including any reversion or remainder interest, in the real property located in the City of Taunton, Bristol County, Massachusetts described on Exhibit E hereto, including all heretofore or hereafter vacated alleys and streets abutting the property, and all easements, rights, appurtenances, tenements, hereditaments, rents, royalties, mineral, oil and gas rights and profits, water, water rights and water stock appurtenant to the property (collectively "Premises"); together with all of Borrower's estate, right, title and interest, now owned or hereafter acquired, in:

            (a) all buildings, structures, improvements, parking areas, landscaping, and fixtures now or hereafter erected on, attached to, or used or adapted for use in the operation of the Premises, including (without limitation) all heating, air conditioning and incinerating apparatus and equipment; all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor coverings, underpadding, elevators, escalators, partitions, mantels, built-in mirrors, window shades, blinds, draperies, screens, storm sash, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants, and including also all interest of any owner of the Premises in any of such items hereafter at any time acquired under conditional sale contract, chattel mortgage or other title retaining or security instrument, all of which property mentioned in this clause (a) shall be deemed part of the realty covered by this Agreement and not severable wholly or in part without material injury to the freehold of the Premises (all of the foregoing together with replacements and additions thereto are referred to herein as "Improvements");

            (b) all compensation, awards, damages, rights of action and proceeds, including interest thereon and/or the proceeds of any policies of insurance therefor, arising out of or relating to a
      (i) taking or damaging of the Premises or Improvements thereon by reason of any public or private improvement, condemnation proceeding (including change of grade), sale or transfer in lieu of condemnation, or fire, earthquake or other casualty, or (ii) any injury to or decrease in the value of the Premises or the Improvements for any reason whatsoever;

            (c) return premiums or other payments upon any insurance any time provided for the benefit of or naming Lender, and refunds or rebates of taxes or assessments on the Premises;

            (d) all the right, title and interest of Borrower in, to and under all written and oral leases and rental agreements (including extensions, renewals and subleases; all of the foregoing shall be referred to collectively herein as the "Leases") now or hereafter affecting the Premises including, without limitation, all rents, issues, profits and other revenues and income therefrom and from the renting, leasing or bailment of Improvements and equipment, all guaranties of tenants' performance under the Leases, and all rights and claims of any kind that Borrower may have against any tenant under the Leases or in connection with the termination or rejection of the Leases in a bankruptcy or insolvency proceeding; and the leasehold estate, if applicable;

            (e) plans, specifications, contracts and agreements relating to the design or construction of the Improvements; Borrower's rights under any payment, performance or other bond in connection with the design or construction of the Improvements; all landscaping and construction materials, supplies and equipment used or to be used or consumed in connection with construction of the Improvements, whether stored on the Premises or at some other location; and contracts, agreements and purchase orders with contractors, subcontractors, suppliers and materialmen incidental to the design or construction of the Improvements;

            (f) all contracts, accounts, rights, claims or causes of action pertaining to the construction of or modification to the Premises or the Improvements, now or hereafter in existence, intended by the obligor thereof to provide Borrower with proceeds to satisfy the loan evidenced hereby or improve the Premises or Improvements, and the right to receive all proceeds due under such commitments or agreements, including refundable deposits and fees;

            (g) all books, records, surveys, reports and other documents related to the Premises, the Improvements, the Leases or other items of collateral described herein; and

            (h) all additions, accessions, replacements, substitutions, proceeds and products of the real and personal property, tangible and intangible, described herein.

      "Permitted Exceptions" means the permitted exceptions listed on Exhibit H hereto.

      "Premises" has the meaning described in the definition of Mortgaged Property and legally described on Exhibit E hereto.

      "Prepayment Amount" means the amount which Borrower may or must, from time to time, pay or cause to be paid to Lender, as assignee of Issuer, in order to prepay the Loan, as provided in Section 2.08 hereof, such amounts being set forth in Exhibit A hereto, together with accrued interest and all other amounts due hereunder.

      "Principal" means the portion of any Loan Payment designated as and comprising principal as set forth in Exhibit A hereto.

      "Project" means, collectively, the acquisition of the Premises and the renovation of 110,000 square feet of buildings at the Premises.

      The term "Project" also refers to the facilities which result or have resulted from the foregoing activities.

      "Purchase Agreements" means Borrower's purchase agreements with Vendors of the Project.

      "Statement as to Tax Exempt Status" means Borrower's Statement as to Tax Exempt Status of dated April __, 2000 and executed by Borrower. "Substitute Bank" means the issuer of a Substitute Letter of Credit, which issuer must be acceptable to Lender in its sole discretion.

      "Substitute Letter of Credit" means an irrevocable standby letter of credit in form, substance and amount acceptable to Lender in its sole discretion and issued by a Substitute Bank.

      "Title Company" means LandAmerica Financial Group, Inc.

      "UCC" means the Uniform Commercial Code as adopted and in effect in the Commonwealth.

      "Vendor" means the contractor, seller, manufacturer or vendor of items or services relating to the Project, as well as the agents or dealers of the manufacturer, from whom Borrower has purchased or is purchasing any portion of the services or items relating to the Project.

       Section 1.02. Exhibits. The following exhibits are attached hereto and made a part hereof:

      Exhibit A: Form of Schedule of Loan Payments setting forth the Loan Payments and Prepayment Amounts.
      Exhibit B: Form of Certificate of Acceptance.
      Exhibit C-1: Form of opinion of counsel to Westerbeke.
      Exhibit C-2: Form of opinion of counsel to 150 John Hancock. Exhibit D: Form of opinion of bond counsel.
      Exhibit E: Legal Description of Premises.
      Exhibit F: Survey Requirements.
      Exhibit G: Environmental Phase I Report Requirements.
      Exhibit H: Permitted Exceptions.
      Exhibit I: Permanent Loan Insurance Requirements.
      Exhibit J: Schedule of Acquisition Costs describing the Project. Exhibit K: List of Trade Names.
      Exhibit L: Form of Construction Letter of Credit.

      Section 1.03.  Rules of Construction.

      (a) The singular form of any word used herein, including the terms defined in Section 1.01 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include correlative words of all genders.

      (b) Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed. The words "hereof," "herein," "hereunder" and words of similar import refer to this Agreement as a whole.

      (c) The headings or titles of the several articles and sections shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

      Section 1.04. Combined Documents. This Agreement, the Escrow Agreement, the Mortgage and the exhibits hereto together constitute the Financing Document and the Security Document under the Act, and as evidence of indebtedness, this Agreement and the exhibits hereto constitute a Bond under the Act.

                                 ARTICLE II.
                   FINANCING OF PROJECT AND TERMS OF LOAN

      Section 2.01. Acquisition of Project. Borrower either has either acquired, improved, constructed, installed, equipped or ordered or shall acquire, improve, construct, install, equip or order the Project pursuant to one or more Purchase Agreements from one or more Vendors. Borrower shall remain liable to the Vendor or Vendors in respect of its duties and obligations in accordance with each Purchase Agreement. Borrower covenants and agrees to pay or cause to be paid such amounts as may be necessary to complete the improvement, construction, acquisition, equipping and installation of the Project and to ensure that the Project is operational to the extent that the Loan Proceeds are insufficient to cause such improvement, construction, acquisition, equipping and installation. Borrower will substantially complete the Project no later than April 15, 2001. Borrower shall bear the risk of loss with respect to any loss or claim relating to any portion of the Project and shall be liable in respect of its duties and obligations in accordance with any contract entered into in connection with the Project, and neither Lender nor Issuer shall assume any such liability or risk of loss.

      Section 2.02. Loan. Lender hereby agrees, subject to the terms and conditions of this Agreement, to make a loan to Issuer in the amount of $4,600,000; Issuer hereby agrees, subject to the terms and conditions of this Agreement, to borrow such amount from Lender and to lend such amount to Borrower; and Borrower hereby agrees to borrow such amount from Issuer. Upon fulfillment of the conditions set forth in Section 3.01 hereof, Lender shall deposit $250,000 of the Loan Proceeds on behalf of Issuer in the Escrow Fund to be held, invested and disbursed as provided in the Escrow Agreement and deposit $4,350,000 of the Loan Proceeds on behalf of Issuer with the Title Company to be held and disbursed pursuant to Lender's escrow instruction letter to Title Company. Issuer's obligation to repay the loan from Lender, and Borrower's obligation to repay the Loan, shall commence, and interest shall begin to accrue, on the date that Loan Proceeds are deposited in the Escrow Fund.

      Section 2.03. Interest. The principal amount of the loan from Lender to Issuer and the Loan hereunder outstanding from time to time shall bear interest (computed on the basis of a 360-day year consisting of twelve 30 day months) at the rate of 6.46% per annum. Interest accruing on the principal balance of such loans outstanding from time to time shall be payable as provided in Exhibit A hereto and upon earlier demand in accordance with the terms hereof or prepayment in accordance with Section
2.08 hereof. Upon the occurrence of a Determination of Taxability, Borrower shall, with respect to future interest payments, begin making Loan Payments, with the interest portion thereof to be calculated at the Gross-Up Rate. In addition, Borrower shall make immediately upon demand of Lender a payment to Lender sufficient to supplement prior Loan Payments to the Gross-Up Rate for any period in which interest becomes includable in gross income for federal income tax purposes.

      Section 2.04. Payments. Issuer shall pay the principal of, premium, if any in accordance with Section 2.08 hereof, and interest on the loan from Lender to Issuer, but only out of the amounts paid by Borrower pursuant to this Agreement. Borrower shall pay to Lender, as assignee of Issuer, Loan Payments, in the amounts and on the dates set forth in Exhibit A hereto. As security for its obligation to pay the principal of, premium, if any in accordance with Section 2.08 hereof, and interest on the loan from Lender, Issuer assigns to Lender all of Issuer's right to receive Loan Payments from Borrower hereunder, all of Issuer's rights hereunder, and Issuer irrevocably constitutes and appoints Lender and any present or future officer or agent of Lender as its lawful attorney, with full power of substitution and re-substitution, and in the name of Issuer or otherwise, to collect the Loan Payments and any other payments due hereunder and to sue in any court for such Loan Payments or other payments, and to withdraw or settle any claims, suits or proceedings pertaining to or arising out of this Agreement upon any terms; provided, however, that such assignment shall not include Issuer's rights under Article IV hereof and its right to notice pursuant to Section 12.03 hereof. Such Loan Payments and other payments shall be made by Borrower directly to Lender, as Issuer's assignee, and shall be credited against Issuer's payment obligations hereunder. No provision, covenant or agreement contained in this Agreement or any obligation herein imposed on Issuer, or the breach thereof, shall constitute or give rise to or impose upon Issuer a pecuniary liability, a charge upon its general credit or a pledge of its general revenues. In making the agreements, provisions and covenants set forth in this Agreement, Issuer has not obligated itself except with respect to the Project and the application of the Loan Payments to be paid by Borrower hereunder. All amounts required to be paid by Borrower hereunder shall be paid in lawful money of the United States of America in immediately available funds. No recourse shall be had by Lender or Borrower for any claim based on this Agreement against any director, officer, employee or agent of Issuer alleging personal liability on the part of such person, unless such claim is based on the willful dishonesty of or intentional violation of law by such person.

      Section 2.05. Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or the fees hereunder, as the case may be.

      Section 2.06. Loan Payments To Be Unconditional. The obligations of Borrower to make the Loan Payments required under this Article II and to make other payments hereunder and to perform and observe the covenants and agreements contained herein shall be absolute and unconditional in all events, without abatement, diminution, deduction, setoff or defense for any reason, including (without limitation) any failure of the Project to be constructed, delivered or installed, any defects, malfunctions, breakdowns or infirmities in the Project or any accident, condemnation, destruction or unforeseen circumstances. Notwithstanding any dispute between Borrower and any of Issuer, Lender, any Vendor or any other person, Borrower shall make all Loan Payments when due and shall not withhold any Loan Payments pending final resolution of such dispute, nor shall Borrower assert any right of set-off or counterclaim against its obligation to make such payments required under this Agreement.

      Section 2.07. Joint and Several Obligations of Borrower. Westerbeke and 150 John Hancock shall be jointly and severally obligated to make all Loan Payments under this Agreement as well as to perform all covenants and representations related to such Loan Payments and to the execution and delivery of this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status.

      Section 2.08.  Prepayments.

      (a) Borrower may, in its discretion, prepay the Loan in whole on any Loan Payment date after the third anniversary of the funding of the Loan by paying the applicable Prepayment Amount provided, however, that the Loan may not be prepaid unless all amounts owed under the Equipment Loan Agreement have been paid or prepaid in full.

      (b) Borrower shall prepay the Loan in whole or in part at any time pursuant to Article IX hereof by paying the applicable Prepayment Amount and all other amounts due hereunder.

      (c) Borrower shall prepay the Loan in full immediately upon demand of Lender after the occurrence of an Event of Default as set forth in
Article XI hereof by paying the applicable Prepayment Amount and all other amounts due hereunder.

      (d) Borrower shall prepay the Loan in full within 180 days upon demand of Lender after the occurrence of a Determination of Taxability by paying the applicable Prepayment Amount and all other amounts due hereunder, plus an amount necessary to supplement the prior Loan Payments to the Gross-Up Rate.

      (e) The amounts due hereunder shall be repaid in part with funds remaining in the Escrow Fund upon termination of the Escrow Agreement, as provided in Sections 2.03 or 2.04 of the Escrow Agreement.

      Upon any prepayment in part of the Loan, other than pursuant to
Section 2.03 of the Escrow Agreement, the prepayment shall be applied first to Interest accrued thereon and next to Principal in the inverse order of maturity.

      Section 2.09. Security. The obligations of Borrower to make the Loan Payments required by this Article II and to make other payments hereunder and to perform or observe the covenants and agreements contained herein shall be secured, among other things, by a security interest in the Mortgaged Property, and pursuant to the Mortgage covering the Mortgaged Property as described therein, and by certain other documents executed and delivered in connection herewith.

                                ARTICLE III.
                            CONDITIONS PRECEDENT

      Section 3.01. Conditions Precedent to Closing. Lender's agreement to make the loan to Issuer hereunder, Issuer's agreement to accept the loan and to make the Loan to Borrower hereunder and Lender's agreement to deposit the Loan Proceeds in the Escrow Fund, shall be subject to the condition precedent that Lender and Issuer shall have received all of the following, each in form and substance satisfactory to Lender and the Issuer:

            (a) This Agreement, properly executed on behalf of Issuer and Borrower, and each of the Exhibits hereto properly completed.

            (b) The Statement as to Tax Exempt Status, properly executed on behalf of Borrower.

            (c) The Arbitrage Certificate, properly executed on behalf of Issuer.

            (d) The Escrow Agreement, properly executed on behalf of Issuer, Borrower and Escrow Agent.

                 (i)  The Mortgage, properly executed on behalf of Westerbeke.

            (e)  The Assignment, properly executed on behalf of Westerbeke.

            (f)  [Reserved.]

            (g) The Hazardous Substances Agreement properly executed on behalf of the Borrower.

            (h) The Equipment Loan Agreement, properly executed on behalf of Lender, Issuer and Westerbeke.

            (i) A certificate of the Clerk or an Assistant Clerk of Westerbeke, certifying as to (i) the resolutions of the board of directors and, if required, the shareholders of Westerbeke, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and any related documents, (ii) the bylaws of Westerbeke, and (iii) the signatures of the officers or agents of Westerbeke authorized to execute and deliver this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and other instruments, agreements and certificates on behalf of Westerbeke.

            (j) A certificate of 150 John Hancock, certifying as to (i) the consent of partners of 150 John Hancock, authorizing the execution, delivery and performance of this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and any related documents, (ii) the partnership agreement of 150 John Hancock, and (iii) the signatures of the partners or agents of 150 John Hancock authorized to execute and deliver the documents referred to in (i) of this paragraph and certificates on behalf of 150 John Hancock.

            (k)  Currently certified copies of the Westerbeke's Charter.

            (l) Currently certified copies of the 150 John Hancock's Partnership Agreement.

            (m) A Certificate of Good Standing issued as to Westerbeke by the Delaware Secretary of State, not more than thirty (30) days prior to the date of the funding of the Loan.

            (n) A Certificate of Good Standing from the Massachusetts Secretary of State attesting to Westerbeke's qualification to do business in the Commonwealth, issued not more than thirty (30) days prior to the date of the funding of the Loan.

            (o) A Certificate of Good Standing issued as to 150 John Hancock by the Massachusetts Secretary of State, not more than thirty (30) days prior to the date of the funding of the Loan.

            (p) A completed and executed Form 8038 or evidence of filing thereof with the Secretary of Treasury.

            (q) A resolution or evidence of other official action taken by or on behalf of Issuer to authorize the transactions contemplated hereby.

            (r) Evidence that the financing of the Project has been approved by the "applicable elected representative" of the Commonwealth after a public hearing held upon reasonable notice.

            (s) An opinion of counsel to Borrower, addressed to Lender and Issuer, substantially in the form attached hereto as Exhibit C.

            (t) An opinion of bond counsel, addressed to Lender and Issuer, substantially in the form attached hereto as Exhibit D.

            (u) Payment of Lender's fees, commissions and expenses to the extent required by Section 12.01 hereof.

            (v) Payment of Issuer's fees, commissions and expenses required by Section 4.03 hereof.

            (w) The Arbitrage Certificate, properly executed on behalf of Issuer.

            (x) As applicable, financing statements executed by Westerbeke, as debtor, and Lender, as secured party, and/or the original certificate of title or manufacturer's certificate of origin and title application if any of the Mortgaged Property.


            (y) An environmental engineering report for the Premises prepared by an engineer engaged by Lender after consultation with Westerbeke and at Westerbeke's expense, and in a manner satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the Premises and in compliance with the Environmental Phase I Requirements set forth in Exhibit G hereto.

            (z) A completed Environmental Questionnaire in the form provided by Lender executed on behalf of Westerbeke.

            (aa) An ALTA (or equivalent) mortgagee policy of title insurance in the maximum amount of the appraised value of the Premises and Improvements or as determined by Lender, with reinsurance and endorsements as Lender may require, containing no exceptions to title (printed or otherwise) which are unacceptable to Lender, and insuring that the Mortgage is a first-priority lien on the Premises and related collateral. Without limitation, such policy shall (i) be in the 1970 ALTA (as amended 84) form or, if not available, ALTA 1992 form (deleting arbitration and creditors' rights, if permissible) or, if not available, the form commonly used in the Commonwealth, insuring Lender and its successors and assigns; and (ii) include the following endorsements and/or affirmative coverages: (A) ALTA 9 Comprehensive, (B) Survey, (C) Usury, (D) Doing Business, (E) Access,
      (F) Environmental Protection Lien, (G) Subdivision (as applicable),
      (H) Contiguity (as applicable) and (I) an ALTA 3.1 Zoning Endorsement (with additional coverage for number and type of parking spaces).

            (bb) A zoning compliance letter from the applicable City Planner's, County Clerk's or Zoning Department's office.

            (cc) Certificates of insurance required hereunder, containing a lender's loss payable clause or endorsement in favor of Lender and the permanent loan insurance requirements set forth in Exhibit I hereto.

            (dd) An as built survey of the Project prepared in compliance with the requirements set forth in Exhibit F hereto.

            (ee) A copy of the final, permanent and unconditional Certificate of Occupancy for the Project.

            (ff) An engineer's "walk-through" inspection prepared by an engineer acceptable to Lender at Westerbeke's expense stating that the Improvements were built in conformance with approved plans and specifications with no evident structural deficiencies and including the building's compliance with the Americans with Disabilities Act of 1990 and all regulations promulgated thereunder. Lender shall have the right to require reasonable modifications to the plans and specifications and reasonable modification or repairs to the Improvements based upon the recommendations of the engineer. Neither Lender nor the engineer shall have any responsibility whatsoever to any person for design/structural failure or other architectural or engineering inadequacies.

            (gg) The Final Appraisal report of the real estate included in the Mortgaged Property addressed to Lender, in form and substance acceptable to Lender and prepared by an MAI certified appraiser acceptable to Lender in conformance with the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP) and the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. In addition to the foregoing requirements, whenever the income approach is utilized by the appraiser, the report shall include a direct capitalization analysis as well as a discounted cash flow analysis and a final estimate of value based on the property's fee simple estate.

            (hh)  Any other documents or items required by Lender or Issuer.

       Section 3.02. Conditions Precedent to Release of Holdback Amount or Construction Letter of Credit. The amount of $250,000 (the "Holdback Amount") shall not be disbursed from the Escrow Fund unless Borrower provides Lender with a Construction Letter of Credit. Upon receipt of the Construction Letter of Credit, Lender will allow disbursements of the Holdback Amount from the Escrow Fund. The Construction Letter of Credit, if any, will be released if (a) the representations and warranties contained in Articles IV and V hereof are correct on and as of the date of such disbursement as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;
(b) no event has occurred and is continuing, or would result from the Loan which constitutes a Default, an Event of Default or a Determination of Taxability; and (c) Lender receives the following items, each in form and substance acceptable to Lender:

      (i) Current searches of appropriate filing offices showing that (A) no state or federal tax liens have been filed and remain in effect against Westerbeke, (B) no financing statements have been filed and remain in effect against Westerbeke relating to the Mortgaged Property except those financing statements filed by Lender, and (C) Lender has duly filed all financing statements necessary to perfect the security interest created pursuant to this Agreement and the Mortgage;

      (ii) Lender shall have received each of the items required for a disbursement pursuant to the Escrow Agreement;

      (iii) Lender shall have received in form and substance satisfactory to Lender Vendor invoice(s) and/or bills(s) of sale relating to the Mortgaged Property and, if such invoices have been paid by Issuer or Borrower, evidence of payment thereof and, if applicable, evidence of official intent to reimburse such payment as required by the Code;

      (iv) An engineer's "walk-through" inspection prepared by an engineer acceptable to Lender at Borrower's expense stating that the Improvements were built in conformance with plans and specifications with no evident structural deficiencies and including the building's compliance with the Americans with Disabilities Act of 1990 and all regulations promulgated thereunder;

      (v) The Certificate of Acceptance, properly executed on behalf of Borrower;

      (vi)  A copy of the final, permanent and unconditional
      Certificate of Occupancy for the Project; and

      (vii) The Construction Letter of Credit.

      (viii) A Final Appraisal report in the same form as required pursuant to Section 3.01(gg) hereof. Borrower shall deliver to Lender the Letter of Credit if $4,600,000 is greater than the product of (a) 85% and (b) the amount set forth in such Final Appraisal report. The amount of such Letter of Credit shall be the difference between (a) $4,600,000 and (b) the product of (i) 85% and (ii) the amount set forth in such Final Appraisal report.

                                 ARTICLE IV.
                  REPRESENTATIONS, WARRANTIES AND COVENANTS
                         OF ISSUER; RIGHTS OF ISSUER

      Section 4.01. Representations, Warranties and Covenants. Issuer represents, warrants and covenants for the benefit of Lender and Borrower, as follows:

            (a) Issuer is a body politic and corporate and a public instrumentality of the Commonwealth, established under the Act, with the powers pursuant to the Act to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and pursuant hereto.

            (b) Issuer has taken all necessary action and has complied with all provisions of the Constitution of the Commonwealth and the Act, including, but not limited to, the making of the findings required by the Act, required to make this Agreement and the Escrow Agreement the valid obligations of the Issuer that they purport to be; and, when executed and delivered by the parties thereto, this Agreement and the Escrow Agreement will constitute valid and binding agreements of Issuer enforceable in accordance with their terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied.

            (c) The officer of Issuer executing this Agreement, the Escrow Agreement and any related documents has been duly authorized to execute and deliver this Agreement, the Escrow Agreement and such related documents under the terms and provisions of a resolution of Issuer's governing body, or by other appropriate official action.

            (d) Issuer covenants that it will promptly pay or cause to be paid the Loan Payments at the place, on the dates and in the manner provided herein and in the Escrow Agreement, PROVIDED, HOWEVER, THAT THIS AGREEMENT DOES NOT NOW AND SHALL NEVER CONSTITUTE A GENERAL OBLIGATION OF THE ISSUER OR A DEBT OR PLEDGE OF THE FAITH AND CREDIT OF THE COMMONWEALTH, AND ALL COVENANTS AND UNDERTAKINGS BY THE ISSUER HEREUNDER TO MAKE PAYMENTS ARE SPECIAL OBLIGATIONS OF THE ISSUER PAYABLE SOLELY FROM THE LOAN PAYMENTS PLEDGED HEREUNDER.

            (e) Issuer has assigned to Lender all of Issuer's rights, title and interest (if any) in the Mortgaged Property, and its rights, title and interest in this Agreement (except its rights under Section 4.03, any indemnification payable to Issuer pursuant to Sections 4.04 and
      7.07 hereof and notice to Issuer pursuant to Section 12.03 hereof).

            (f) Issuer will not pledge, mortgage or assign this Agreement or its duties and obligations hereunder to any person, firm or corporation, except as provided under the terms hereof.

            (g) None of the execution and delivery of this Agreement or the Escrow Agreement, the consummation of the transactions contemplated hereby or the fulfillment of or compliance with the terms and conditions of this Agreement or the Escrow Agreement violates any law, rule, regulation or order, conflicts with or results in a breach of any of the terms, conditions or provisions of any restriction or any agreement or instrument to which Issuer is now a party or by which it is bound or constitutes a default under any of the foregoing or results in the creation or imposition of any prohibited lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Issuer under the terms of any instrument or agreement.

            (h) The financing of the Project has been approved by the applicable elected representative (as defined in Section 147(f) of the Code) of Issuer after a public hearing held upon reasonable notice.

            (i) Issuer will take no action that would cause the Interest to become includable in gross income for federal income tax purposes under the Code, and Issuer will take and will cause its officers, employees and agents to take all affirmative actions legally within its power necessary to ensure that the Interest does not become includable in gross income of the recipient for federal income tax purposes under the Code (including, without limitation, the calculation and payment of any rebate required to preserve such exclusion).

            (j) There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of Issuer's knowledge, threatened against or affecting Issuer, challenging Issuer's authority to enter into this Agreement or the Escrow Agreement or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of this Agreement, the Escrow Agreement or the Statement as to Tax Exempt Status or any other transaction of Issuer which is similar hereto, or the exclusion of the Interest from gross income for federal tax purposes under the Code, or would materially and adversely affect any of the transactions contemplated by this Agreement.

            (k) Issuer will submit or cause to be submitted to the Secretary of the Treasury a Form 8038 (or other information reporting statement) at the time and in the form required by the Code.

            (l) Issuer makes no other representations or warranties whatsoever, either express or implied, other than as set forth in this
      Article IV and the Escrow Agreement, including, without limitation, a representation or warranty that the portion of the Loan Payments that constitutes Interest with respect thereto is or will continue to be exempt from federal or state income taxation.

      Section 4.02. Limitations on Actions. Without limiting the generality of Section 4.03, Issuer shall not be required to monitor the financial condition of Borrower and shall not have any responsibility or other obligation with respect to reports, notices, certificates or other documents filed with it hereunder.

      Section 4.03. Responsibility; Fees and Expenses. Issuer shall be entitled to the advice of counsel (who may be counsel for any party) and shall not be liable for any action taken or omitted to be taken in good faith in reliance on such advice. Issuer may rely conclusively on any communication or other document furnished to it under this Agreement and reasonably believed by it to be genuine. Issuer shall not be liable for any action (a) taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or (b) in good faith omitted to be taken by it because it reasonably believed to be beyond the discretion or powers conferred upon it, (c) taken by it pursuant to any direction or instruction by which it is governed under this Agreement or (d) omitted to be taken by it by reason of the lack of direction or instruction required for such action, nor shall it be responsible for the consequences of any error of judgment reasonably made by it. Issuer shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person except its own directors, officers and employees. When any consent or other action by Issuer is called for by this Agreement, Issuer may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may require in support thereof. It shall not be required to take any remedial action (other than the giving of notice) unless reasonable indemnity is provided for any expense of liability to be incurred thereby. Borrower shall pay the Issuer's initial fee and shall prepay or reimburse Issuer within thirty (30) days after notice for all expenses (including reasonable attorney's fees) incurred by Issuer in connection with the execution, delivery, performance and enforcement under this Agreement and all expenses reasonably incurred or advances reasonably made in the exercise of Issuer's rights or its performance of its obligations hereunder. Issuer shall be entitled to reimbursement from Borrower for expenses reasonably incurred or advances reasonably made, with interest at the "base rate" of the Escrow Agent, as announced from time to time (or, if none, the nearest equivalent), in the exercise of its rights or the performance of its obligations hereunder, to the extent that it acts without previously obtaining indemnity. No permissive right or power to act shall be construed as a requirement to act; and no delay in the exercise of any such right or power shall affect the subsequent exercise of that right or power. Issuer shall not be required to take notice of any breach or default by Borrower under this Agreement except when given notice thereof by Lender. No recourse shall be had by Borrower or Lender for any claim based on this Agreement or any agreement securing the same against any director, officer, agent or employee of Issuer alleging personal liability on the part of such person unless such claim is based upon the willful dishonesty of or intentional violation of law by such person. No covenant, stipulation, obligation or agreement of Issuer contained in this Agreement shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future director, officer, employee or agent of Issuer in his or her individual capacity, and no person executing this Agreement shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

      Section 4.04. Indemnification by Borrower. Borrower, regardless of any agreement to maintain insurance, shall indemnify and save harmless, to the fullest extent permitted by law, Issuer and its directors, officers, employees and agents from and against (a) any and all claims by or on behalf of any person arising out of (1) any condition of the Project, or (2) the acquisition, installation, use or operation of the installation or any work or anything whatsoever done or omitted to be done on or relating to the Project, or (3) any accident, injury or damage whatsoever to any person occurring on or about the Project, or (4) any breach or default by Borrower of or in any of its obligations hereunder, or (5) any act or omission of Borrower or any of its agents, contractors, servants, employees or licensees, or (6) the offering, issuance, sale or any resale of this Agreement or the Loan, but only to the extent permitted by law, and (b) any and all costs, counsel fees, expenses or liabilities reasonably incurred in connection with any such claim or any action or proceeding brought thereon.
In case any action or proceeding is brought against Issuer or any such director, officer, employee or agent by reason of any such claim, Borrower upon notice from the affected party shall resist or defend such action or proceeding. Subject to the foregoing, the Issuer shall cooperate and join with Borrower, at the expense of Borrower, as may be required in connection with any action or defense by Borrower.

                                 ARTICLE V.
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER

      Borrower represents, warrants and covenants for the benefit of Lender and Issuer, as follows:

            (a) Westerbeke is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is in good standing and is qualified to do business in the Commonwealth, has power to enter into this Agreement and by proper corporate action, has duly authorized the execution and delivery of this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status. Westerbeke is in good standing and is duly licensed or qualified to transact business in the Commonwealth and in all jurisdictions where its failure to be so qualified would have a material adverse effect on the financial or operating condition of Borrower.

            (b) 150 John Hancock is a registered limited liability partnership duly organized, validly existing and in good standing under the laws of Massachusetts, has power to enter into this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and by proper limited liability partnership action, has duly authorized the execution and delivery of this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status. 150 John Hancock is in good standing and is duly licensed or qualified to transact business in the Commonwealth and in all jurisdictions where its failure to be so qualified would have a material adverse effect on the financial or operating condition of Borrower.

            (c) Westerbeke has been fully authorized to execute and deliver this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status under the terms and provisions of the resolutions of its board of directors, or by other appropriate official approval, and further represents, covenants and warrants that all requirements have been met, and procedures have occurred in order to ensure the enforceability of this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status have been duly authorized, executed and delivered.

            (d) 150 John Hancock has been fully authorized to execute and deliver this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status under the terms and provisions of its partnership agreement, or by other appropriate official approval, and further represents, covenants and warrants that all requirements have been met, and procedures have occurred in order to ensure the enforceability of this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status have been duly authorized, executed and delivered.

            (e) The officers of Westerbeke executing this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and any related documents have been duly authorized to execute and deliver this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and such related documents under the terms and provisions of resolution(s) of Borrower's board of directors, its charter and by-laws.

            (f) The partners of 150 John Hancock executing this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and any related documents have been duly authorized to execute and deliver this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status and such related documents under the terms and provisions of its partnership agreement.

            (g) This Agreement, the Escrow Agreement, the Mortgage, the Hazardous Substances Agreement, the Assignment and the Statement as to Tax Exempt Status constitute valid and legally binding obligations of Westerbeke, enforceable against Westerbeke in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

            (h) This Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status constitute valid and legally binding obligations of 150 John Hancock, enforceable against 150 John Hancock in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

            (i) The authorization, execution and delivery by Westerbeke of this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement, and the Statement as to Tax Exempt Status, the consummation of the transactions contemplated hereby and the fulfillment of the terms and conditions hereof by Westerbeke do not and will not violate any law, rule, regulation or order that would have a material adverse effect on the operation of the Mortgaged Property or the financial or operating condition of Westerbeke, conflict with or result in a breach of any of the terms or conditions of the by-laws or charter of Westerbeke or of any other agreement by and between Westerbeke and its shareholders or any agreement among the shareholders or of any restriction or of any agreement or instrument to which Westerbeke is now a party and do not and will not constitute a default under any of the foregoing or result in the creation or imposition of any liens, charges or encumbrances of any nature upon any of the property or assets of Westerbeke contrary to the terms of any instrument or agreement.

            (j) The authorization, execution and delivery by 150 John Hancock of this Agreement, the Escrow Agreement, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status, the consummation of the transactions contemplated hereby by 150 John Hancock and the fulfillment of the terms and conditions hereof by 150 John Hancock do not and will not violate any law, rule, regulation or order that would have a material adverse effect on the operation of the Mortgaged Property or the financial or operating condition of 150 John Hancock, conflict with or result in a breach of any of the terms or conditions of the partnership agreement of 150 John Hancock or of any other agreement by and between the partners of 150 John Hancock or of any restriction or of any agreement or instrument to which 150 John Hancock is now a party and do not and will not constitute a default under any of the foregoing or result in the creation or imposition of any liens, charges or encumbrances of any nature upon any of the property or assets of 150 John Hancock contrary to the terms of any instrument or agreement.

            (k) The authorization, execution, delivery and performance of this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement or the Statement of Tax Exempt Status by Westerbeke do not require submission to, approval of, or other action by any governmental authority or agency, which action with respect to this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement or the Statement of Tax Exempt Status has not been taken and which is final and non-appealable, except for such submissions, approvals and other actions which are not required at this time in light of the status of construction of the Project, but in any event will be obtained prior to or at the completion of the construction.

            (l) The authorization, execution, delivery and performance of this Agreement, the Escrow Agreement, the Hazardous Substances Agreement or the Statement of Tax Exempt Status by 150 John Hancock do not require submission to, approval of, or other action by any governmental authority or agency, which action with respect to this Agreement, the Escrow Agreement or the Statement of Tax Exempt Status has not been taken and which is final and non-appealable, except for such submissions, approvals and other actions which are not required at this time in light of the status of construction of the Project, but in any event will be obtained prior to or at the completion of the construction.

            (m) There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of Westerbeke's knowledge, threatened against or affecting Westerbeke, challenging Westerbeke's authority to enter into this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement or to execute and deliver the Statement as to Tax Exempt Status or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of this Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement or the Statement as to Tax Exempt Status or the exclusion of the Interest from gross income for federal tax purposes under the Code, or would materially and adversely affect any of the transactions contemplated by this Agreement.

            (n) There is no action, suit, proceeding, claim, inquiry or investigation, at law or in equity, before or by any court, regulatory agency, public board or body pending or, to the best of 150 John Hancock's knowledge, threatened against or affecting 150 John Hancock, challenging 150 John Hancock's authority to enter into this Agreement, the Escrow Agreement, the Hazardous Substances Agreement or to execute and deliver the Statement as to Tax Exempt Status or any other action wherein an unfavorable ruling or finding would adversely affect the enforceability of this Agreement, the Escrow Agreement, the Hazardous Substances Agreement or the Statement as to Tax Exempt Status or the exclusion of the Interest from gross income for federal tax purposes under the Code, or would materially and adversely affect any of the transactions contemplated by this Agreement.

            (o) The Premises and the property at which any portion of the Mortgaged Property is located is properly zoned for its current and anticipated use and the use of the Project will not violate any applicable zoning, land use, environmental or similar law or restriction which would have a material adverse effect on the use of the Premises or the financial or operating condition of Borrower. Westerbeke has all licenses and permits to use and/or operate the Project.

            (p) Borrower has furnished to Lender a Phase I Environmental Site Assessment dated March 7, 2000, prepared by VERTEX Engineering Services, Inc., and an Environmental Questionnaire dated April 3, 2000 (collectively, the "Report"). Except as disclosed to Lender in the Report, Borrower has received no notification of any kind suggesting that the Project or any adjacent property is or may be contaminated with any hazardous waste or materials or is or may be required to be cleaned up in accordance with any applicable law or regulation; and Borrower further represents and warrants that, except as previously disclosed to Lender in writing, to the best of its knowledge as of the date hereof after due and diligent inquiry, there are no Hazardous Waste or Materials located in, on or under the Project or any adjacent property, or incorporated in any Improvements, nor has the Project or any adjacent property ever been used as a landfill or a waste disposal site, or a manufacturing, handling, storage, distribution or disposal facility for Hazardous Waste or Materials. As used herein, the term "Hazardous Waste or Materials" includes any substance or material defined in or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar term, by any federal, state or local statute, regulation or ordinance now or hereafter in effect. Borrower has obtained all permits, licenses and other authorizations which are required under federal, state and local laws relating to emissions, discharges, releases of Hazardous Wastes or Materials into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Wastes or Materials ("Environmental Laws") at Borrower's facilities or in connection with the operation of its facilities. Except as previously disclosed to Lender in writing, Borrower and all activities of Borrower at its facilities comply with all Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to Borrower with respect thereto. Except as previously disclosed to Lender in writing, Borrower is also in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which Borrower is aware. Except as previously disclosed to Lender in writing, Borrower is not aware of, nor has Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

            (q) The Project is of the type authorized and permitted to be financed under the Act.

            (r) Borrower owns or will own the Project, and intends to operate the Project, or cause the Project to be operated, as a "project," within the meaning of the Act, until the date on which all of the Loan Payments have been fully paid or the applicable
      Prepayment Amount has been fully paid.

            (s) Borrower will not take any action that would cause the Interest to become includable in gross income of the recipient for federal income tax purposes under the Code (including, without limitation, intentional acts under Treas. Reg. [SECTION]1.148-2(c) or deliberate action within the meaning of Treas. Reg. [SECTION]
      1.141-2(d), and Borrower will take and will cause its officers, employees and agents to take all affirmative actions legally within its power necessary to ensure that the Interest does not become includable in gross income of the recipient for federal income tax purposes under the Code (including, without limitation, the calculation and payment of any rebate required to preserve such exclusion).

            (t) Westerbeke has heretofore furnished to Lender reviewed financial statement for its fiscal years ended October 23, 1999, October 24, 1998, October 25, 1997 and October 26, 1996, and those statements fairly present the financial condition of Westerbeke on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principles. Since the date of the most recent financial statements, there has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower.

            (u) Borrower has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it, except any which are being contested in good faith by the Borrower and which do not result in a lien being placed on the Mortgaged Property. Borrower has filed all federal, state and local tax returns which are required to be filed, and Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except any which are being contested in good faith by the Borrower and which do not result in a lien being placed on the Mortgaged Property.

            (v) Westerbeke has or will have good and absolute title to the Mortgaged Property and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances except for the security interest created pursuant to this Agreement and the Mortgage and the Permitted Exceptions.

            (w) All financial and other information provided to Lender by or on behalf of Borrower in connection with Borrower's request for the Loan contemplated hereby is true and correct in all material respects and, taken as a whole, does not contain any material omissions, and, as to projections, valuations or pro forma financial statements, present a good faith opinion as to such projections, valuations and pro forma condition and results.

            (x) Westerbeke has provided to Lender signed financing statements sufficient when filed to perfect the security interest created pursuant to this Agreement. When such financing statements are filed in the offices noted therein, Lender will have a valid and perfected security interest in the Mortgaged Property, subject to no other security interest, assignment, lien or encumbrance. None of the Mortgaged Property constitutes a replacement of, substitution for or accessory to any property of Westerbeke subject to a lien of any kind. Westerbeke owns the Premises subject to no liens or encumbrances of any kind except the Permitted Exceptions.

            (y) Upon acquisition, improvement, construction, equipping or installation of any portion of the Project, Borrower will provide to Issuer and Lender a completed and executed copy of the Certificate of Acceptance attached hereto as Exhibit B.

            (z) Borrower will aid and assist Issuer in connection with preparing and submitting to the Secretary of the Treasury a Form 8038 (or other applicable information reporting statement) at the time and in the form required by the Code.

            (aa) The representations contained in the Statement as to Tax Exempt Status are true and correct as of the date hereof. Borrower will comply fully at all times with the Statement as to Tax Exempt Status, and Borrower will not take any action, or omit to take any action, which, if taken or omitted, respectively, would violate the Statement as to Tax Exempt Status.

            (bb) Expenses for work done by officers or employees of Borrower in connection with the Project will be included as an Acquisition Cost, if at all, only to the extent (i) such persons were specifically employed for such particular purpose, (ii) the expenses do not exceed the actual cost thereof and (iii) such expenses are treated or capable of being treated (whether or not so treated) on the books of Borrower as a capital expenditure in conformity with generally accepted accounting principles applied on a consistent basis.

            (cc) Any costs incurred with respect to that part of the Project paid from the Loan Proceeds shall be treated or capable of being treated on the books of Borrower as capital expenditures in conformity with generally accepted accounting principles applied on a consistent basis.

            (dd) No part of the Loan Proceeds will be used to finance inventory or rolling stock or will be used for working capital or to finance any other cost not constituting an Acquisition Cost.

            (ee) No person other than Borrower is in occupancy or possession of any portion of the real property where any portion of the Project is located.

            (ff) The Project is land or property of the character subject to the allowance for depreciation under Section 167 of the Code.

                                 ARTICLE VI.
               TITLE TO MORTGAGED PROPERTY; SECURITY INTEREST

      Section 6.01. Title to Mortgaged Property. Legal title to the Mortgaged Property and any and all repairs, replacements, substitutions and modifications to such Mortgaged Property on the date hereof and thereafter shall be in Westerbeke or 150 John Hancock. Borrower will at all times protect and defend, at its own cost and expense, its title from and against all claims, liens and legal processes of creditors of Borrower, and keep all Mortgaged Property, free and clear of all such claims, liens and processes, subject to the Permitted Exceptions.

      Section 6.02. Security Interest in Mortgaged Property. This Agreement is intended to constitute a security agreement within the meaning of the UCC. As security for Borrower's payment to Lender, as assignee of Issuer, of Loan Payments and all other amounts payable to Lender hereunder, under the Equipment Loan Agreement, or any other obligation (whether direct or indirect and whether now existing or hereafter arising), Borrower hereby grants to Lender a security interest constituting, subject to the Permitted Exceptions, a first lien on (i) the Mortgaged Property, (ii) all securities, funds, moneys, deposits and other Mortgaged Property at any time held in or subject to the Escrow Fund and (iii) products and proceeds of any of the foregoing Mortgaged Property. Issuer and Borrower agree to execute such additional documents, including financing statements, assignments, affidavits, notices and similar instruments, in form satisfactory to Lender, and take such other actions that Lender deems reasonably necessary or appropriate to establish and maintain the security interest created by this Section, and Issuer and Borrower hereby designate and appoint Lender as their agent, and grant to Lender a power of attorney (which is coupled with an interest), to execute on behalf of Issuer and Borrower, as the case may be, after and during the continuance of an Event of Default, such additional documents and to take such other actions.

      Section 6.03. Change in Name or Corporate Structure of Westerbeke; Change in Location of Westerbeke's Principal Place of Business. Borrower's chief executive office is located at the address set forth above, and all of Borrower's records relating to its business, the Mortgaged Property, Equipment and the Project are kept at such location or at the Premises. Borrower hereby agrees to provide written notice to Lender and Issuer of any change or proposed change in its name, limited liability structure, place of business or chief executive office or change or proposed change in the location of the Project or any Mortgaged Property. Such notice shall be provided thirty (30) days in advance of the date that such change or proposed change is planned to take effect. Borrower does business, and has done business, only under its own name and the trade names, if any, set forth on Exhibit K hereto.

      Section 6.04. Liens and Encumbrances to Title. Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any mortgage, pledge, lien, charge, encumbrance or claim on or with respect to the Mortgaged Property, (together, "Liens") other than the respective rights of Lender and Issuer as herein provided and the Permitted Exceptions. Borrower shall promptly, at its own expense, take such action as may be necessary duly to discharge or remove any such Lien. Borrower shall reimburse Lender for any expenses incurred by Lender to discharge or remove any such Lien.

      Section 6.05. Assignment of Insurance. As additional security for the payment and performance of Borrower's obligations hereunder, Borrower hereby assigns to Lender, as assignee of Issuer, any and all moneys (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Westerbeke with respect to, any and all policies of insurance now or at any time hereafter covering the Project or any Mortgaged Property or any evidence thereof or any business records or valuable papers pertaining thereto, and Borrower hereby directs the issuer of any such policy to pay all such moneys directly to Lender. Borrower hereby assigns to Lender, as assignee of Issuer, any and all moneys due or to become due with respect to any condemnation proceeding affecting the Mortgaged Property. At any time, whether before or after the occurrence of any Event of Default, Lender may (but need not), in Lender's name or in Borrower's name, execute and deliver proof of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy or party in any condemnation proceeding.

      Section 6.06. Agreement as Financing Statement. To the extent permitted by applicable law, a carbon, photographic or other reproduction of this Agreement or of any financing statements signed by signed by Westerbeke is sufficient as a financing statement in any state to perfect the security interests granted in this Agreement.

      Section 6.07. Letter of Credit and Construction of Letter of Credit. Borrower hereby agrees to have delivered to Lender the Letter of Credit as additional security for the prompt payment and performance of all of Borrower's obligations hereunder. If Borrower elects to use the Holdback Amount prior to the time the conditions set forth in Section 3.02 hereof are met, Borrower shall provide Lender with a Construction Letter of Credit in the amount of the Holdback Amount. Borrower hereby further agrees to deliver to Lender not later than 60 days prior to any scheduled expiration date of the Letter of Credit, Construction Letter of Credit or any Substitute Letter of Credit (a) evidence satisfactory to Lender that such Letter of Credit, Construction Letter of Credit or Substitute Letter of Credit has been renewed on terms acceptable to Lender or (b) a Substitute Letter of Credit. If at any time (x) the rating of Bank by LACE is below "B" or (y) the rating of a Substitute Bank is below the rating required by Lender at the time the related Substitute Letter of Credit is accepted by Lender, Borrower shall within 30 days provide to Lender a Substitute Letter of Credit. A failure by Borrower to fully and timely perform any obligation under this Section 6.07 or the failure of Bank or any Substitute Bank to fully and timely honor any draft under the Letter of Credit, Construction Letter of Credit or any Substitute Letter of Credit as the case may be shall constitute an immediate Event of Default hereunder.

                                 ARTICLE VII
                      AFFIRMATIVE COVENANTS OF BORROWER

      So long as the Loan shall remain unpaid, Borrower will comply with the following requirements:

      Section 7.01. Reporting Requirements. Borrower will deliver, or cause to be delivered, to Lender each of the following, which shall be in form and detail acceptable to Lender:

            (a) as soon as available, and in any event within 120 days after the end of each fiscal year of Westerbeke, audited financial statements of Westerbeke with the audited report of independent certified public accountants selected by Westerbeke and acceptable to Lender expressing assurance that, based upon the audit, such accountants found nothing requiring material modification to the financial statements to conform with generally accepted accounting principles, which annual financial statements shall include the balance sheet of Westerbeke as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of Westerbeke for the fiscal year then ended, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis, together with a certificate of the chief financial officer of Westerbeke stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Westerbeke is in compliance with the requirements set forth in Section 7.11 hereof;

            (b) at any time after 150 John Hancock acquires an interest in the Mortgaged Property, as soon as available, and in any event within 120 days after the end of each fiscal year of 150 John Hancock, compiled financial statements of 150 John Hancock with the compilation report of independent certified public accountants selected by 150 John Hancock and acceptable to Lender stating that such compilation is limited to presenting in the form of financial statements information that is the representation of management and that during such compilation, the accountants did not become aware of a departure from generally accepted accounting principles, which annual financial statements shall include the balance sheet of 150 John Hancock as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of 150 John Hancock for the fiscal year then ended, all in reasonable detail and prepared in accordance with generally accepted accounting principles applied on a consistent basis, together with a certificate of the managing partner of 150 John Hancock stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and (ii) whether or not such [managing partner] has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

            (c) as soon as available and in any event within 90 days after the end of each fiscal quarter of Westerbeke, an internally prepared balance sheet and statements of income and retained earnings of Westerbeke as at the end of and for such month and for the year to date period then ended, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by the chief financial officer of Westerbeke, subject to year-end audit adjustments; and accompanied by a certificate of such officer stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, (ii) whether or not such managing partner has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Westerbeke is in compliance with the requirements set forth in Section 7.11 hereof;

            (d) immediately after the commencement thereof, notice in writing of all material litigation and of all proceedings before any governmental or regulatory agency affecting Borrower of the type described in Article V hereof or which seek a monetary recovery against Borrower in excess of $250,000;

            (e) as promptly as practicable (but in any event not later than five (5) Business Days) after an officer of Borrower obtains knowledge of the occurrence of any event that constitutes a Default or an Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of Borrower of the steps being taken by Borrower to cure the effect of such Default or Event of Default;

            (f) promptly upon knowledge thereof, notice of any loss or destruction of or damage to any portion of the Project or to any Mortgaged Property, or of any material adverse change in the Project or the Mortgaged Property;

            (g) promptly upon their distribution, copies of all financial statements, reports and proxy statements that Westerbeke shall have filed with the Securities and Exchange Commission and sent to its shareholders;

            (h) promptly after the amending thereof, copies of any and all amendments to Westerbeke's charter or 150 John Hancock's partnership agreement;

            (i) promptly upon knowledge thereof, notice of any material violation by Borrower of any law, rule or regulation that has a material adverse effect on the financial or operating condition of Borrower;

            (j) promptly upon knowledge thereof, notice of any material adverse change in the financial or operating condition of Borrower;

            (k) promptly upon knowledge thereof, notice of any downgrade in the rating of Bank or any Substitute Bank by LACE Financial Corporation; and

            (l) within 30 days of request by Lender, evidence satisfactory to Lender that Borrower has complied with the capital expenditure limitations of Code Section 144(a)(4).

      Section 7.02. Books and Records; Inspection and Examination. Borrower will keep accurate books of record and account itself pertaining to the Project, all Mortgaged Property, and pertaining to Borrower's business and financial condition and such other matters as Lender may from time to time reasonably request in which true and complete entries will be made in accordance with generally accepted accounting principles consistently applied and, upon request of Lender, will permit any officer, employee, attorney or accountant for Lender to audit, review, make extracts from, or copy any and all corporate and financial books, records and properties of Borrower at all times during ordinary business hours and following reasonable notice to Borrower, and to discuss the affairs of Borrower with any of its directors or partners, as applicable, officers, employees or agents. Borrower will permit Lender, or its employees, accountants, attorneys or agents, to examine and copy any or all of its records and to examine and inspect the Project and the Mortgaged Property at any time during Borrower's business hours.

      Section 7.03. Compliance With Laws. Borrower will (a) comply with the requirements of applicable laws and regulations, the noncompliance with which would materially and adversely affect its business or its financial condition and (b) Borrower will use and keep Mortgaged Property, and will require that others use and keep Mortgaged Property, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.
Borrower shall secure all permits and licenses, if any, necessary for the installation and operation of the Project. Borrower shall comply in all respects (including, without limitation, with respect to the use, maintenance and operation of each portion of the Project) with all laws of the jurisdictions in which its operations involving any component of the Project may extend and of any legislative, executive, administrative or judicial body exercising any power or jurisdiction over the items of the Project, any Mortgaged Property, or its interest or rights under this Agreement, the non-compliance with which would have a material adverse effect on the financial or operating condition of Borrower.

      Section 7.04. Environmental Compliance. Borrower shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, treatment, disposal, storage, control, removal or cleanup of Hazardous Waste or Materials in, on or under the Project, any Mortgaged Property or any adjacent property, or incorporated in any Improvements, at Borrower's expense. In the event that Lender at any time has a reasonable belief that the Project is not free of all Hazardous Waste or Materials or that Borrower has violated any applicable
Environmental Laws with respect to the Project or any Mortgaged Property, then immediately, upon request by Lender, Borrower shall obtain and furnish to Lender, at Borrower's sole cost and expense, an environmental audit and inspection of the Project and any Mortgaged Property from an expert satisfactory to Lender. In the event that Borrower fails to immediately obtain such audit or inspection, Lender or its agents may perform or obtain such audit or inspection at Borrower's sole cost and expense. Lender may, but is not obligated to, enter upon the Project and any Mortgaged Property and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Project and the Mortgaged Property; and whether or not Borrower has actual knowledge of the existence of hazardous waste or materials on the Project, any Mortgaged Property or any adjacent property as of the date hereof, Borrower shall reimburse Lender as provided herein for the full amount of all costs and expenses incurred by Lender prior to Lender acquiring title to the Project through foreclosure or acceptance of a deed in lieu of foreclosure, in connection with such compliance activities. Neither this provision nor any provision herein or in the Mortgage, the Assignment or related documents shall operate to put Lender in the position of an owner of the Project or Mortgaged Property prior to any acquisition of the Project or Mortgaged Property by Lender. The rights granted to Lender herein and in the Mortgage, the Assignment or related documents are granted solely for the protection of Lender's lien and security interest covering the Mortgaged Property and do not grant to Lender the right to control Borrower's actions, decisions or policies regarding hazardous waste or materials.

      Section 7.05. Payment of Taxes and Other Claims. Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon the Mortgaged Property or upon or against the creation, perfection or continuance of the security interest created pursuant to this Agreement, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it and which creates a lien on the Mortgaged Property, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon the Mortgaged Property; provided, that Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. Borrower will pay, as the same respectively come due, all taxes and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to Borrower's ownership of the Mortgaged Property, as well as all gas, water, steam, electricity, heat, power, telephone, utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Mortgaged Property.

      Section 7.06. Preservation and Maintenance of Mortgaged Property, Leaseholds. Borrower (a) shall, at its own expense, maintain, preserve and keep the Mortgaged Property, in good repair, working order and condition, and shall from time to time make all repairs and replacements necessary to keep the Mortgaged Property, in such condition, and in compliance with state and federal laws, ordinary wear and tear excepted, (b) shall maintain the Mortgaged Property, in a condition suitable for certification by the manufacturer thereof (if certification is available) and in conformance with all manufacturer's recommended maintenance requirements, (c) shall not commit waste or permit impairment or deterioration of the Mortgaged
Property, (d) shall not abandon the Mortgaged Property, (e) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Mortgaged Property, to the equivalent of its original condition, or such other condition as Lender may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair, (f) shall keep all improvements, fixtures, equipment, machinery and appliances on the Mortgaged Property in good repair and shall replace fixtures, equipment, machinery and appliances on the Mortgaged Property when necessary to keep such items in good repair, (g) shall comply with all laws, ordinances, regulations and requirements of any governmental body applicable to the Mortgaged Property, (h) if all or part of the Mortgaged Property is for rent or lease, other than a lease to Westerbeke or 150 John Hancock, then Lender, at its option after the occurrence of an Event of Default, may require Borrower to provide for professional management of the Project or any Mortgaged Property by a property manager satisfactory to Lender pursuant to a contract approved by Lender in writing, unless such requirement shall be waived by Lender in writing, (i) if all or any part of the Mortgaged Property is for rent or lease other than to lease to Westerbeke or 150 John Hancock, shall generally operate and maintain the Mortgaged Property in a manner to ensure maximum rentals, and (j) shall give notice in writing to Lender of and, unless otherwise directed in writing by Lender, appear in and defend any action or proceeding purporting to affect the Mortgaged Property, the security of this Agreement or the rights or powers of Lender hereunder. Neither Borrower nor any tenant or other person shall remove, demolish or alter any improvement now existing or hereafter erected on the Mortgaged Property or any fixture or appliance in or on the Mortgaged Property except when incident to the replacement of fixtures and appliances with items of like kind. In the event that any parts or accessories forming part of any item or items of Mortgaged
Property, become worn out, lost, destroyed, damaged beyond repair or otherwise rendered unfit for use, Borrower, at its own expense and expeditiously, will replace or cause the replacement of such parts or accessories by replacement parts or accessories free and clear of all liens and encumbrances and with a value and utility at least equal to that of the parts or accessories being replaced (assuming that such replaced parts and accessories were otherwise in good working order and repair). All such replacement parts and accessories shall be deemed to be incorporated immediately into and to constitute an integral portion of the Mortgaged Property, and, as such, shall be subject to the terms of this Agreement. Neither Lender nor Issuer shall have any responsibility in any of these matters, or for the making of improvements or additions to the Project or the Mortgaged Property. Borrower will defend the Project and Mortgaged Property, against all claims or demands of all persons (other than Lender) claiming the Project, the Mortgaged Property or any interest therein.

      Borrower represents, warrants and covenants that the Project and the Mortgaged Property is and shall be in compliance with the Americans with Disabilities Act of 1990 and all of the regulations promulgated thereunder, as the same may be amended from time to time.

      Section 7.07. Insurance. Borrower shall obtain and maintain the following types of insurance upon and relating to the Project and the Mortgaged Property:

            (a) "All Risk" property and fire insurance (with extended coverage endorsement including malicious mischief and vandalism) in an amount not less than the full replacement value of the Mortgaged Property (with a deductible not to exceed $5,000 and with co-insurance limited to a maximum of 10% of the amount of the policy), naming Lender under a lender's loss payee endorsement (form 438BFU or equivalent) and including agreed amount, inflation guard, replacement cost and waiver of subrogation endorsements;

            (b) Comprehensive general liability insurance in an amount not less than $2,000,000.00 insuring against personal injury, death and property damage and naming Lender as additional insured;

            (c) If required by the laws of the Commonwealth, Borrower shall carry workers' compensation insurance covering all employees on, in, near or about the Project of the Mortgaged Property and upon request, shall furnish to Lender certificates evidencing such coverage; and

            (d) Such other types of insurance or endorsements to existing insurance as may be reasonably required from time to time by Lender.

      Upon each reasonable request of Lender, Borrower shall increase the coverages under any of the insurance policies required to be maintained hereunder or otherwise modify such policies in accordance with Lender's reasonable request. All of the insurance policies required hereunder shall be issued by corporate insurers licensed to do business in the state in which the Mortgaged Property, is located and rated A:9 or better by A.M. Best Company, and shall be in form acceptable to Lender. If and to the extent that the Mortgaged Property is located within an area that has been or is hereafter designated or identified as an area having special flood hazards by the Department of Housing and Urban Development or such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to any national or state program of flood insurance, Borrower shall carry flood insurance with respect to the Mortgaged Property in amounts not less than the maximum limit of coverage then available with respect to the Mortgaged Property or the amount of the Indebtedness, whichever is less. Certificates of all insurance required to be maintained hereunder shall be delivered to Lender, along with evidence of payment in full of all premiums required thereunder, contemporaneously with Borrower's execution of this Agreement. All such certificates shall be in form acceptable to Lender and shall require the insurance company to give to Lender at least 30 days' prior written notice before canceling the policy for any reason or materially amending it. Certificates evidencing all renewal and substitute policies of insurance shall be delivered to Lender, along with evidence of the payment in full of all premiums required thereunder, at least 15 days before termination of the policies being renewed or substituted. If any loss shall occur at any time when Borrower shall be in default hereunder, Lender shall be entitled to the benefit of all insurance policies held or maintained by Borrower, to the same extent as if same had been made payable to Lender, and upon foreclosure hereunder, Lender shall become the owner thereof. Lender shall have the right, but not the obligation, to make premium payments, at Borrower's expense, to prevent any cancellation, endorsement, alteration or reissuance of any policy of insurance maintained by Borrower, and such payments shall be accepted by the insurer to prevent same.

      Section 7.08. Preservation of Corporate Existence. Westerbeke will preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business; and shall conduct its business in an orderly, efficient and regular manner.

      Section 7.09. Preservation of Limited Liability Partnership Existence. 150 John Hancock will preserve and maintain its registered limited liability partnership existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business; and shall conduct its business in an orderly, efficient and regular manner.

      Section 7.10. Performance by Lender. If Borrower at any time fails to perform or observe any of the covenants or agreements contained in this Agreement, or any other related document, or if Westerbeke fails to perform or observe and of the covenants or agreements in the Mortgage or the Assignment or any other related document, and if such failure shall continue for a period of ten (10) calendar days after Lender gives Borrower written notice thereof (or in the case of the agreements contained in Sections 7.06 and 7.07 hereof, immediately upon the occurrence of such failure, without notice or lapse of time), Lender may, but need not perform or observe such covenant on behalf and in the name, place and stead of Borrower (or, at Lender's option, in Lender's name) and may, but need not, take any and all other actions which Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and Borrower shall thereupon pay to Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorney's fees and legal expenses) incurred by Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by Lender, together with interest thereon from the date expended or incurred at the lesser of 18% per annum or the highest rate permitted by law. To facilitate the performance or observance by Lender of such covenants of Borrower, Borrower hereby irrevocably appoints Lender, or the delegate of Lender, acting alone, as the attorney in fact of Borrower with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by Borrower under this Agreement.

      Section 7.11. Financial Covenants. Until the Loan has been paid in full, Westerbeke covenants and agrees as follows:

            (a) To maintain as of the end of each fiscal quarter Working Capital (as defined in the Bank Agreement) of not less than $4,500,000;

            (b) To maintain as of the end of each fiscal quarter Consolidated Tangible Net Worth (as defined in the Bank Agreement) of not less than $8,500,000 plus 40% of net income earned during the previous fiscal quarter on a cumulative basis;

            (c) To maintain as of the end of each fiscal year a Debt Service Coverage Ratio (as defined in the Bank Agreement) of not less than
      4.00 to 1.00; and

            (d) To maintain as of the end of each fiscal quarter a Leverage Ratio (as defined in the Bank Agreement) of not more than 1.00 to 1.00.

                                ARTICLE VIII.
                       NEGATIVE COVENANTS OF BORROWER

      So long as the Loan shall remain unpaid, Borrower agrees that:

      Section 8.01. Liens. Borrower will not to create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of the Mortgaged Property, except for the security interest created pursuant to this Agreement, the liens created pursuant to the Mortgage and the Permitted Exceptions.

      Section 8.02. Sale of Assets. Borrower will not sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets or any of the Mortgaged Property or the Project, or any interest therein (whether in one transaction or in a series of transactions); provided, however, that Westerbeke and 150 John Hancock may transfer interests in the Mortgaged Property between themselves from time to time pursuant to the terms of the Mortgage.

      Section 8.03. Consolidation and Merger. Borrower will not consolidate with or merge into any person, or permit any other person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other person.

      Section 8.04. Accounting. Borrower will not adopt, permit or consent to any material change in accounting principles other than as required by generally accepted accounting principles. Borrower will not adopt, permit or consent to any change in its fiscal year.

      Section 8.05. Other Defaults. Borrower will not permit any breach, default or event of default to occur under any note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon Borrower and evidencing or securing indebtedness in a principal amount in excess of $250,000 or any judgment, decree, order or determination in an amount in excess of $250,000 applicable to Borrower.

      Section 8.06. Place of Business. Borrower will not permit any of the Mortgaged Property, or any records pertaining to the Mortgaged Property, to be located in any state or area in which, in the event of such location, a financing statement covering such Mortgaged Property would be required to be, but has not in fact been, filed in order to perfect the security interest created pursuant to this Agreement until such financing statement has been so filed.

      Section 8.07. Modifications and Substitutions. (a) Borrower will not make any material alterations, modifications or additions to the Mortgaged Property, other than in connection with the acquisition and construction of the Project, which cannot be removed without materially damaging the functional capabilities or economic value of the Mortgaged Property. Upon return of the Mortgaged Property, to Lender and at the request of Lender, Borrower, at its sole cost and expense, will remove all alterations, modifications and additions and repair the Mortgaged Property as necessary to return the Mortgaged Property to the condition in which it was furnished, ordinary wear and tear and permitted modifications excepted.

      (b) Notwithstanding the provisions of subparagraph (a) of this section, Borrower may, with the prior written consent of Lender, substitute for parts, elements, portions or all of the Mortgaged Property other parts, elements, portions, equipment or facilities; provided, however, that any substitutions made pursuant to Borrower's obligations to make repairs referenced under any provision of this Agreement shall not require such prior written consent. Borrower shall provide such documents or assurances as Lender may reasonably request to maintain or confirm the security interest assigned to Lender in the Project as so modified or substituted.

      Section 8.08. Use of the Mortgaged Property. Unless required by applicable law or unless Lender has otherwise agreed in writing, Borrower shall not allow changes in the use for which all or any part of the Mortgaged Property was intended at the time this Agreement was executed. Borrower shall not, without Lender's prior written consent, (a) initiate or acquiesce in a change in the zoning classification (including any variance under any existing zoning ordinance applicable to the Mortgaged Property),
(b) permit the use of the Mortgaged Property to become a non-conforming use under applicable zoning ordinances, (c) file any subdivision or parcel map affecting the Mortgaged Property, or (d) amend, modify or consent to any easement or covenants, conditions and restrictions pertaining to the Mortgaged Property except as for Permitted Exceptions.

      Section 8.09. Leasing. Westerbeke will not lease the Premises without Lender's prior written approval. Notwithstanding the foregoing, Westerbeke shall be permitted, without Lernder's prior approval, to transfer title to and lease the Premises from 150 John Hancock pursuant to the terms of the Mortgage, so long as the term of any such lease is at least equal to the term of the Loan. Westerbeke agrees to cause all tenants to execute a subordination and estoppel agreement in form and substance acceptable to Lender.

                                 ARTICLE IX.
                    DAMAGE AND DESTRUCTION; CONDEMNATION;
                             USE OF NET PROCEEDS

      Section 9.01. Damage and Destruction. Westerbeke shall provide a complete written report to Lender immediately upon any loss, theft, damage or destruction of any portion of the Mortgaged Property. If all or any part of the Mortgaged Property is lost, stolen, destroyed or damaged beyond repair ("Damaged Property"), Borrower shall as soon as practicable after such event either (a) replace the same at Westerbeke's sole cost and expense with property having substantially similar specifications and of equal or greater value to the Damaged Property immediately prior to the time of the loss occurrence, such replacement equipment to be subject to Lender's approval, whereupon such replacement equipment shall be substituted in this Agreement and the other related documents by appropriate endorsement or amendment; or
(b) pay the applicable Prepayment Amount of the Damaged Property.
Westerbeke shall notify Lender of which course of action it will take within fifteen (15) calendar days after the loss occurrence. If, within forty-five (45) calendar days of the loss occurrence, (a) Westerbeke fails to notify Lender, (b) Westerbeke and Lender fail to execute an amendment to this Agreement to delete the Damaged Property and add the replacement equipment, or (c) Westerbeke fails to pay the applicable Prepayment Amount, then Lender may, at its sole discretion, declare the applicable Prepayment Amount to be immediately due and payable, and Westerbeke shall be required to pay the same. The Net Proceeds of insurance with respect to the Damaged Property shall be made available by Lender to be applied to discharge Westerbeke's obligation under this Section and as provided in Section 5 of the Mortgage. The payment of the Prepayment Amount and the termination of Lender's interest in the Damaged Property is subject to the terms of
Section 2.08 hereof. For purposes of this Section, the term Net Proceeds shall mean the amount remaining from the gross proceeds of any insurance claim after deducting all expenses (including reasonable attorney's fees) incurred in the collection of such claim or award.

      Section 9.02. Condemnation. If the Mortgaged Property, or any part thereof, shall be condemned for any reason, including without limitation fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Mortgaged Property shall be paid to Lender as provided in Section 11 of the Mortgage. The Payment of the Prepayment Amount and the termination of Lender's interest in the condemned Mortgaged Property is subject to the terms of
Section 2.08 hereof. For purposes of this Section, the term "Net Proceeds" shall mean the amount remaining from the gross proceeds of the condemnation award after deducting all expenses (including reasonable attorney's fees) incurred in the collection of the award.

                                 ARTICLE X.
                           ASSIGNMENT AND SELLING

      Section 10.01. Assignment by Lender. This Agreement, and the obligations of Borrower to make payments hereunder, may be assigned and reassigned in whole or in part to one or more assignees or subassignees by Lender at any time subsequent to its execution, without the necessity of obtaining the consent of Issuer or Borrower, provided, however, that no such assignment or reassignment shall be effective unless and until (a) Issuer and Borrower shall have received notice of the assignment or reassignment disclosing the name and address of the assignee or subassignee, and (b) in the event that such assignment or reassignment is made to a bank or trust company as trustee for holders of certificates representing interests in this Agreement, such bank or trust company agrees to maintain, or cause to be maintained, a book-entry system by which a record of the names and addresses of such holders as of any particular time is kept and agrees, upon request of Issuer or Borrower, to furnish such information to Issuer or Borrower. Upon receipt of notice of assignment, Borrower will reflect in a book-entry the assignee designated in such notice of assignment, and shall agree to make all payments to the assignee designated in the notice of assignment, notwithstanding any claim, defense, setoff or counterclaim whatsoever (whether arising from a breach of this Agreement or otherwise) that Issuer and Borrower may from time to time have against Lender or the assignee. Issuer and Borrower agree to execute all documents, including notices of assignment and chattel mortgages or financing statements, which may be reasonably requested by Lender or its assignee to protect their interest in the Mortgaged Property and in this Agreement.

      Section 10.02. No Sale or Assignment by Borrower. This Agreement and the interest of Westerbeke in the Mortgaged Property may not be sold, assumed, assigned or encumbered by Borrower except for the Permitted Exceptions and except as provided in Sections 8.02 and 8.10.

                                  ARTICLE XI.
                       EVENTS OF DEFAULT AND REMEDIES

      Section 11.01. Events of Default. The following constitute "Events of Default" under this Agreement:

            (a) failure by Borrower to pay to Lender, as assignee of Issuer, when due any Loan Payment or to pay any other payment required to be paid hereunder and the continuation of such failure for a period of ten (10) days;

            (b) failure by Borrower to maintain insurance on the Mortgaged Property in accordance with Section 7.07 hereof;

            (c) the occurrence of an Event of Default under the Equipment Loan Agreement;

            (d) failure by Borrower or Issuer to observe and perform any other covenant, condition or agreement of Borrower or Issuer, respectively, contained herein, in the Escrow Agreement, the Mortgage, the Hazardous Substances Agreement, the Assignment, the Statement as to Tax Exempt Status, the Arbitrage Certificate or in any other document or agreement executed in connection herewith on its part to be observed or performed for a period of thirty (30) days after written notice is given to Borrower or Issuer, as the case may be, specifying such failure and requesting that it be remedied; provided, however, that, if the failure stated in such notice cannot be corrected within such 30 day period, Lender will not unreasonably withhold its consent to an extension of such time if corrective action is instituted by Borrower or Issuer, as the case may be, within the applicable period and diligently pursued until the default is corrected;

            (e) initiation by Issuer of a proceeding under any federal or state bankruptcy or insolvency law seeking relief under such laws concerning the indebtedness of Issuer;

            (f) Borrower shall be or become insolvent, or admit in writing its inability to pay its debts generally as they mature, or make an assignment for the benefit of creditors; or Borrower or Guarantor shall apply for or consent to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of such Borrower or Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against Borrower and not discharged within sixty (60) days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of Borrower;

            (g) determination by Lender that any representation or warranty made by Borrower or Issuer herein, in the Statement as to Tax Exempt Status, the Mortgage, the Assignment, the Hazardous Substances Agreement, Arbitrage Certificate or in any other document executed in connection herewith was untrue in any material respect when made;

            (h) the occurrence of a default or an event of default under any instrument, agreement or other document evidencing, relating to or securing any indebtedness or other monetary obligation of Borrower in excess of $250,000;

            (i) the occurrence of an Event of Default under the Mortgage, the Assignment or any other agreement between or among the Lender or any of its affiliates and Borrower;

            (j) this Agreement, or any portion hereof, is determined by a court of competent jurisdiction to be invalid or unenforceable against the Issuer;

            (k) failure of Borrower to prepay the Loan within 180 days after an Event of Taxability has occurred;

            (l) failure by Borrower to fully and timely perform any of its obligations under Section 6.07 of this Agreement or the failure of Bank or any Substitute Bank to fully and timely honor any draft under the Letter of Credit, Construction Letter of Credit or any Substitute Letter of Credit as the case may be;

            (m) failure to deliver a Certificate of Acceptance for all of the Project by April 15, 2001;

            (n)  failure to comply with the conditions contained in
      Section 3.02 hereof by April 15, 2001; or

            (o) failure of John H. Westerbeke, Jr., his spouse, his children, his grandchildren, his executors and administrators and trusts established for his or their benefit to own at least 51% of the common stock of Westerbeke or the ownership interest of 150 John Hancock.

      Section 11.02. Remedies on Default. Whenever any Event of Default shall have occurred and be continuing, Lender, as assignee of Issuer, shall have the right, at its sole option without any further demand or notice, to take any one or any combination of the following remedial steps and which are otherwise accorded to Lender, as assignee of Issuer, by applicable law:

            (a) by notice to Issuer and Borrower, declare the entire unpaid principal amount of the Loan then outstanding, all interest accrued and unpaid thereon and all amounts payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Borrower;

            (b) take possession of the Mortgaged Property, wherever situated, without any court order or other process of law and without liability for entering the premises, and lease, sublease or make other disposition of the Mortgaged Property for use over a term in a commercially reasonable manner, all for the account of Lender, provided that Borrower shall remain directly liable for the deficiency, if any, between the rent or other amounts paid by a lessee or sublessee of the Mortgaged Property pursuant to such lease or sublease during the same period of time, after deducting all costs and expenses, including reasonable attorney's fees and expenses, incurred with respect to the recovery, repair and storage of the Mortgaged Property during such period of time;

            (c) take possession of the Mortgaged Property wherever situated, without any court order or other process of law and without liability for entering the Premises, and sell the Mortgaged Property in a commercially reasonable manner. All proceeds from such sale shall be applied in the following manner:

                  FIRST, to pay all proper and reasonable costs and
            expenses associated with the recovery, repair, storage and sale of the Mortgaged Property including reasonable attorney's fees and expenses;

                  SECOND, to pay (i) Lender the amount of all unpaid Loan
            Payments or other obligations (whether direct or indirect owed by Borrower to Lender), if any, which are then due and owing, together with interest and late charges thereon, (ii) Lender the then applicable Prepayment Amount (taking into account the payment of past-due Loan Payments as aforesaid), plus a pro rata allocation of interest, at the rate utilized to calculate the Loan Payments, from the next preceding due date of a Loan Payment until the date of payment by the buyer, and (iii) any other amounts due hereunder, including indemnity payments, taxes, charges, reimbursement of any advances and other amounts payable to Lender or Issuer hereunder; and

                  THIRD, to pay the remainder of the sale proceeds,
            purchase moneys or other amounts paid by a buyer of the Mortgaged Property to Westerbeke;

            (d) exercise all rights and remedies under the Mortgage and the Assignment;

            (e) proceed by appropriate court action to enforce specific performance by Borrower of the applicable covenants of this Agreement or to recover for the breach thereof, including the payment of all amounts due from Borrower. Borrower shall pay or repay to Lender or Issuer all costs of such action or court action, including, without limitation, reasonable attorney's fees;

            (f) take whatever action at law or in equity may appear necessary or desirable to enforce its rights with respect to the Mortgaged Property. Borrower shall pay or repay to Lender or Issuer all costs of such action or court action, including, without limitation, reasonable attorney's fees; and

            (g) with or without notice to Borrower, submit one or more drafts under the Letter of Credit, Construction Letter of Credit or any Substitute Letter of Credit for any amounts due hereunder.

      Notwithstanding any other remedy exercised hereunder, Borrower shall remain obligated to pay to Lender any unpaid portion of the Prepayment Amount.

      Section 11.03.  Reserved.

      Section 11.04. No Remedy Exclusive. No remedy herein conferred upon or reserved to Lender or Issuer is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle Lender or Issuer to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be required by this Article. All remedies herein conferred upon or reserved to Lender or Issuer shall survive the termination of this Agreement.

      Section 11.05. Late Charge. Any Loan Payment not paid by Borrower within ten (10) days of on the due date thereof shall, to the extent permissible by law, bear a late charge equal to the lesser of five cents ($.05) per dollar of the delinquent amount or the lawful maximum, and Borrower shall be obligated to pay the same immediately upon receipt of Lender's written invoice therefor.


                                ARTICLE XII.
                                MISCELLANEOUS

      Section 12.01. Costs and Expenses of Lender. Upon the occurrence of an Event of Default, Borrower shall pay to Lender, in addition to the Loan Payments payable by Borrower hereunder, such amounts in each year as shall be required by Lender in payment of any reasonable costs and expenses incurred by Lender after and during the continuance of an Event of Default in connection with the performance or enforcement of this Agreement, including but not limited to payment of all reasonable fees, costs and expenses incurred in connection with the Mortgaged Property and the Loan (including, without limitation, reasonable attorneys' fees and disbursements, fees of auditors, insurance premiums not otherwise paid hereunder and all other direct and necessary administrative costs of Lender or charges required to be paid by it in order to enforce its rights under, this Agreement, but not including general administrative or overhead expenses of Lender). Such costs and expenses shall be billed to Borrower by Lender from time to time, together with a statement certifying that the amount so billed has been paid by Lender for one or more of the items above described, or that such amount is then payable by Lender for such items. Amounts so billed shall be due and payable by Borrower within thirty (30) days after receipt of the bill by Borrower.

      Section 12.02. Disclaimer of Warranties. LENDER AND ISSUER MAKE NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE VALUE, DESIGN, CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR FITNESS FOR USE OF THE PROJECT OR OF THE MORTGAGED PROPERTY OR ANY OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT THERETO. In no event shall Lender or Issuer be liable for any loss or damage in connection with or arising out of this Agreement, the Project or the existence, furnishing, functioning or Borrower's use of any item or products or services provided for in this Agreement.

      Section 12.03. Notices. All notices, certificates, requests, demands and other communications provided for hereunder or under the Escrow Agreement, the Statement as to Tax Exempt Status or Arbitrage Certificate shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed to the party to whom notice is being given at its address as set forth above and, if telecopied, transmitted to that party at its telecopier number set forth above or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy. If notice to Westerbeke of any intended disposition of the Mortgaged Property or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in this Section) at least ten (10) calendar days prior to the date of intended disposition or other action.

      Section 12.04. Further Assurance and Corrective Instruments. Issuer and Borrower hereby agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further acts, instruments, conveyances, transfers and assurances, as Lender reasonably deems necessary or advisable for the implementation, correction, confirmation or perfection of this Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement or the Escrow Agreement or the Statement as to Tax Exempt Status, the Arbitrage Certificate and any rights of Lender hereunder or thereunder.

      Section 12.05. Binding Effect; Time of the Essence. This Agreement shall inure to the benefit of and shall be binding upon Lender, Issuer, Borrower and their respective successors and assigns. Time is of the essence.

      Section 12.06. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

      Section 12.07. Amendments. To the extent permitted by law, the terms of this Agreement shall not be waived, altered, modified, supplemented or amended in any manner whatsoever except by written instrument signed by the parties hereto, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

      Section 12.08. Execution in Counterparts TC . This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart, provided that only the original marked "Original: 1 of 6" on the execution page hereof shall constitute the Bond under the Act and Chattel paper under the UCC.

      Section 12.09. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth.

      Section 12.10. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

      Section 12.11. Entire Agreement. This Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement, the Statement as to Tax Exempt Status, the Arbitrage Certificate, the Escrow Agreement and the exhibits hereto and thereto constitute the entire agreement among Lender, Issuer, Borrower and Escrow Agent. There are no understandings, agreements, representations or warranties, express or implied, not specified herein or in such documents regarding this Agreement or the Project financed hereby.

      Section 12.12. Usury. It is the intention of the parties hereto to comply with any applicable usury laws; accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement, in no event shall this Agreement require the payment or permit the collection of interest or any amount in the nature of interest or fees in excess of the maximum permitted by applicable law.

      Section 12.13. Waiver of Jury Trial. LENDER, ISSUER AND BORROWER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS AMONG LENDER, ISSUER OR BORROWER RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LENDER, ISSUER AND BORROWER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS). THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED TRANSACTIONS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in their respective corporate names by their duly authorized officers, all as of the date first written above.

                                  Lender: GE CAPITAL PUBLIC FINANCE, INC.

                                  By: /s/ Tom Murphy
                                      ------------------------------------
                                      Vice President

                                  Issuer: MASSACHUSETTS DEVELOPMENT
                                          FINANCE AGENCY

                                  By: /s/ David T. Slatery
                                      ------------------------------------
                                      General Counsel

                                  Borrower: WESTERBEKE CORPORATION

                                  By: /s/ Gregory Haidemenos
                                      ------------------------------------
                                      Gregory Haidemenos
                                      Assistant Secretary

                                  Borrower: 150 JOHN HANCOCK, LLP

                                  By: /s/ John H. Westerbeke, Jr.
                                      ----------------------------------
                                      John H. Westerbeke, Jr.
                                      Partner

Original: __ of 6.


                                                Exhibit A to Loan Agreement

                          SCHEDULE OF LOAN PAYMENTS

      This Schedule is delivered pursuant to the Loan Agreement (Real Estate), dated as of April 24, 2000 (the "Agreement"), among GE Capital Public Finance, Inc., as Lender ("Lender"), the Massachusetts Development Finance Agency, as Issuer ("Issuer"), Westerbeke Corporation ("Westerbeke") and 150 John Hancock, LLP (150 John Hancock, and collectively with Westerbeke, the "Borrower"). All of the provisions of the Agreement are incorporated herein by reference and capitalized terms used herein shall have the meanings assigned to them in the Agreement.

      NEITHER THIS EXHIBIT NOR THE AGREEMENT CONSTITUTES AN INDEBTEDNESS OF THE COMMONWEALTH OF MASSACHUSETTS OR OF THE ISSUER EXCEPT TO THE EXTENT PERMITTED BY MASSACHUSETTS GENERAL LAWS, CHAPTER 23G, AS AMENDED. ALL AMOUNTS OWED HEREUNDER AND UNDER THE AGREEMENT ARE PAYABLE ONLY FROM THE SOURCES EXPRESSLY PROVIDED IN THE AGREEMENT, AND NO PUBLIC FUNDS MAY BE USED FOR THAT PURPOSE.

1. The Project will be located at 150 John Hancock Road in the City of Taunton, Massachusetts.

2. The Loan Payment dates, the Loan Payment amounts, the principal and interest components of each Loan Payment, and the Prepayment Amounts are as follows:

                       See Schedule I attached hereto.

                                 SCHEDULE I


                                                Exhibit B to Loan Agreement

                      FORM OF CERTIFICATE OF ACCEPTANCE

      We, the undersigned, hereby certify that we are the duly qualified and acting _______________ of Westerbeke Corporation ("Westerbeke") and 150 John Hancock, LLP (collectively the "Borrower") and, with respect to the Loan Agreement (Real Estate) dated as of April 24, 2000 (the "Agreement") by and among Borrower, GE Capital Public Finance, Inc. ("Lender") and Massachusetts Development Finance Agency ("Issuer"), that:

      1. The Project described in Exhibit J to the Agreement has been completed in accordance with Borrower's specifications and has been accepted by Borrower.

      2. Borrower has obtained from a reputable insurance company qualified to do business in the Commonwealth (as defined in the Agreement) insurance with respect to all risks required to be covered thereby pursuant to Section 7.07 of the Agreement.

      3. Attached to this Certificate of Acceptance are Vendor invoice(s) and/or bill(s) of sale relating to the Project and, if such invoices have been paid by Issuer or Westerbeke, evidence of payment thereof and, if applicable, evidence of official intent to reimburse such payment as required by the Code (as defined in the Agreement).

      4. Borrower hereby directs Lender, on behalf of Issuer, to pay the Loan Proceeds (as defined in the Agreement) as follows:

      5. All of the representations and warranties of Borrower contained in the Agreement are true and correct as of the date hereof and no Default or Event of Default has occurred thereunder.

      Dated: __________, _____.

                                  WESTERBEKE CORPORATION

                                  By:___________________________________
                                  Title:________________________________
                                  Date:_________________________________
                                  150 JOHN HANCOCK, LLP

                                  By:___________________________________
                                  Title:________________________________
                                  Date:_________________________________


                                              Exhibit C-1 to Loan Agreement

            FORM OF OPINION OF COUNSEL TO WESTERBEKE CORPORATION
                             April __, 2000

Massachusetts Development Finance Agency
75 Federal Street, 10th Floor
Boston, MA 02110

GE Capital Public Finance, Inc.
Suite 470
8400 Normandale Lake Blvd.
Minneapolis, MN 55437

      Re: Loan Agreement (Real Estate) dated as of April 24, 2000, by and among GE Capital Public Finance, Inc. ("Lender"), Massachusetts Development Finance Agency ("Issuer"), Westerbeke Corporation ("Westerbeke") and 150 John Hancock, LLP ("150 John Hancock," and collectively with Westerbeke, the "Borrower")

Ladies and Gentlemen:

      We have acted as counsel to Westerbeke with respect to the Loan Agreement (Real Estate) described above (the "Loan Agreement") , the Escrow Agreement (Real Estate) of even date therewith (the "Escrow Agreement") among Lender, Issuer, Borrower, and National City Bank of Minneapolis, as escrow agent, the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date therewith (the "Mortgage"), the Assignment of Rents and Leases of even date therewith (the "Assignment"), the Certificate and Indemnity Agreement Regarding Hazardous Substances of even date therewith (the Hazardous Substances Agreement" and together with the Mortgage and the Assignment the "Estate Security Agreements"), and various related matters and, in this capacity, have reviewed a duplicate original or certified copy of each of the Agreements (defined below). The Loan Agreement, the Escrow Agreement, the Mortgage, the Assignment and the Hazardous Substances Agreement, may be referred to herein collectively as the "Agreements."

      We have examined the Agreements and such records, certificates, and other documents and have made such other investigation as we consider necessary to render this opinion. As to various questions of fact material to our opinion, we have relied upon representations made in or pursuant to the Agreements and upon certificates of officers of Westerbeke. We have assumed the genuineness of all signatures (other than the signatures of the officers of Westerbeke to the Agreements), the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

      References in this opinion to matters known to us mean the actual knowledge of the attorneys of this firm responsible for preparing this opinion after inquiry of appropriate officers of Westerbeke.

      This opinion is limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the federal laws of the United States.

      Based on the foregoing, and subject to the conditions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

      1. Westerbeke has been duly organized and is validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to own its properties and conduct the business now conducted by it.

      2. Westerbeke is qualified to conduct business as a corporation in The Commonwealth of Massachusetts.

      3. Westerbeke has full power and authority to execute and deliver the Agreements to which it is party and to carry out the terms thereof. The Agreements have been duly and validly authorized, executed, and delivered by Westerbeke, are in full force and effect and are the legally valid and binding obligations of Westerbeke, enforceable in accordance with their respective terms (including against claims of usury); provided however that we express no opinion as to whether interest on the bonds at the Gross-Up Rate violates Massachusetts General Laws, Chapter 271, Section 49. Certain remedies, waivers, and other provisions of the Real Estate Security Agreements may not be enforceable, but such unenforceability does not render the Real Estate Security Agreements invalid as a whole or preclude the practical realization of the principal benefits intended to be provided by the Real Estate Security Agreements, which we understand to consist of
(A) the foreclosure of the Mortgage in accordance with applicable law and
(B) the enforcement against Westerbeke of the right to receive payments due from tenants of the real property subject to the Assignment that would be recognized as rents under applicable law upon taking possession of the real property subject to the Assignment in the manner and to the extent required under applicable law.

      4. The consummation of the transactions contemplated by the Agreements and the carrying out of the terms thereof will not result in violation of any provisions of the Westerbeke's articles of organization or any other agreement between the shareholders and Westerbeke or any agreement between the shareholders, if applicable, or result in the violation of any provision of, or in a default under, any indenture, mortgage, deed of trust, or other agreement for the incurring of indebtedness or any other material obligation of Westerbeke known to us to which Westerbeke is a party or by which it or its property is bound, or any judgment, decree, order, statute, rule or regulation known to us to which Westerbeke is a party or by which it or its property is bound.

      5. Based on inquiry of officers of Borrower, there are no legal or governmental actions, suits, proceedings, inquiries, or investigations pending, threatened, or contemplated, or any basis therefore or to which Westerbeke is or may become a party or of which any property of Westerbeke is or may become subject, other than ordinary routine litigation incident to the kind of business conducted by Westerbeke which, if determined adversely to Westerbeke would not, individually or in the aggregate, have a material adverse effect on the financial position or results of operations of Westerbeke.

      6. Based on inquiry of officers of Borrower, there are no legal or governmental proceedings pending, threatened, contemplated, or any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the validity of or security for the Agreements or the transactions contemplated thereby.

      7. Provisions of the Loan Agreement are effective under Massachusetts law to create a security interest in favor of Lender, as assignee of Issuer, in all of Borrower's right, title and interest in and to such of the Mortgaged Property (as defined in the Loan Agreement) that is covered by the Uniform Commercial Code as adopted by The Commonwealth of Massachusetts and all the proceeds thereof. If the form UCC-1 Financing Statements (UCC-1s) reviewed by us are properly filed at the Massachusetts Secretary of State's Office, the Taunton City Clerk's office, the Avon Town Clerk's office and the Bristol County Registry of Deeds, such security interest will be properly perfected.

      This opinion letter shall be interpreted in accordance with the Legal Opinion Principals issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

      This opinion letter is being furnished only to you in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else other than your assignees permitted by the Agreements.

                                  Very truly yours,


                                              Exhibit C-2 to Loan Agreement

             FORM OF OPINION OF COUNSEL TO 150 John Hancock, LLP
                               April __, 2000

Massachusetts Development Finance Agency
75 Federal Street, 10th Floor
Boston, MA 02110

GE Capital Public Finance, Inc.
Suite 470
8400 Normandale Lake Blvd.
Minneapolis, MN 55437

      Re: Loan Agreement (Real Estate) dated as of April 1, 2000, by and among GE Capital Public Finance, Inc. ("Lender"), Massachusetts Development Finance Agency ("Issuer"), Westerbeke Corporation ("Westerbeke") and 150 John Hancock, LLP ("150 John Hancock", and together with Westerbeke, the "Borrower")

Ladies and Gentlemen:

      We have acted as counsel to 150 John Hancock with respect to the Loan Agreement (Real Estate) described above (the "Loan Agreement"), the Escrow Agreement (Real Estate) of even date therewith (the "Escrow Agreement") among Lender, Issuer, Borrower, and National City Bank of Minneapolis, as escrow agent, the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date therewith (the "Mortgage"), the Assignment of Rents and Leases of even date herewith (the "Assignment"), the Certificate and Indemnity Agreement Regarding Hazardous Substances of even date therewith(the "Hazardous Substances Agreement"), and various related matters and, in this capacity, have reviewed a duplicate original or certified copy of each of the Agreements (defined below). The Loan Agreement, the Escrow Agreement, the Mortgage, the Assignment, the Hazardous Substances Agreement and the Statement as to Tax Exempt Status, may be referred to herein collectively as the "Agreements."

      We have examined the Agreements and such records, certificates, and other documents and have made such other investigation as we consider necessary to render this opinion. As to various questions of fact material to our opinion, we have relied upon representations made in or pursuant to the Agreements and upon certificates of officers of 150 John Hancock. We have assumed the genuineness of all signatures (other than the signatures of the officers of 150 John Hancock to the Agreements), the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

      References in this opinion to matters known to us mean the actual knowledge of the attorneys of this firm responsible for preparing this opinion after inquiry of appropriate officers of Borrower.

      This opinion is limited to the laws of The Commonwealth of Massachusetts and the federal laws of the United States.

      Based on the foregoing, and subject to the conditions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

      1. 150 John Hancock has been duly organized and is validly existing and in good standing as a registered limited liability partnership under the laws of The Commonwealth of Massachusetts and has the full power and authority to own its properties and conduct the business now conducted by it.

      2. 150 John Hancock has full power and authority to execute and deliver the Agreements to which it is party and to carry out the terms thereof. The Agreements have been duly and validly authorized, executed, and delivered by 150 John Hancock, are in full force and effect and are the valid and binding obligations of 150 John Hancock, enforceable in accordance with their respective terms (including against claims of usury); provided however that we express no opinion as to whether interest on the bonds at the Gross-Up Rate violates Massachusetts General Laws, Chapter 271, Section 49.

      3. The consummation of the transactions contemplated by the Agreements and the carrying out of the terms thereof will not result in violation of any provisions of 150 John Hancock's partnership agreement, or any other agreement between the partners and 150 John Hancock or any agreement between the partners of 150 John Hancock, if applicable, or result in the violation of any provision of, or in a default under, any indenture, mortgage, deed of trust, or other agreement for the incurring of indebtedness or any other material obligation of 150 John Hancock known to us to which 150 John Hancock is a party or by which it or its property is bound, or any judgment, decree, order, statute, rule or regulation known to us to which 150 John Hancock is a party or by which it or its property is bound.

      4. There are no legal or governmental actions, suits, proceedings, inquiries, or investigations pending, threatened, or contemplated, or any basis therefore or to which 150 John Hancock is or may become a party or of which any property of 150 John Hancock is or may become subject, other than ordinary routine litigation incident to the kind of business conducted by 150 John Hancock which, if determined adversely to 150 John Hancock would not, individually or in the aggregate, have a material adverse effect on the financial position or results of operations of 150 John Hancock.

      5. There are no legal or governmental proceedings pending, threatened, contemplated, or any basis therefor, wherein an unfavorable decision, ruling or finding would adversely affect the validity of or security for the Agreements or the transactions contemplated thereby.

                                  Very truly yours,


                                                Exhibit D to Loan Agreement

                       FORM OF OPINION OF BOND COUNSEL

                                                             April __, 2000

Massachusetts Development Finance Agency
75 Federal Street, 10th Floor
Boston, MA 02110

GE Capital Public Finance, Inc.
8400 Normandale Lake Boulevard, Suite 470
Minneapolis, Minnesota 55437

      We have acted as bond counsel to the Massachusetts Development Finance Agency (the "Issuer") in connection with the making by the Issuer of a loan (the "Loan") to Westerbeke Corporation ("Westerbeke") and 150 John Hancock, LLP ("150 John Hancock," and collectively with Westerbeke, the "Borrower") pursuant to a Loan Agreement (Real Estate), dated as of April 24, 2000 (the "Agreement"), by and among GE Capital Public Finance, Inc. ("Lender"), the Issuer and Borrower.

      We have examined the law and such certified proceedings and other papers as deemed necessary to render this opinion, including the Escrow Agreement (Real Estate), dated as of April 24, 2000 (the "Escrow Agreement"), by and among Lender, the Issuer, Borrower and National City Bank of Minneapolis, as escrow agent (the "Escrow Agent"). Terms used in this opinion and not otherwise defined shall have the same meanings assigned to them in the Agreement.

      As to questions of fact material to our opinion we have relied upon representations and covenants of the Issuer and Borrower contained in the Agreement, the certified proceedings and other certifications of public officials furnished to us, and certifications by officials of Borrower and others, without undertaking to verify the same by independent investigation.

      The Loan is made pursuant to the Agreement. Under the Agreement, Borrower has agreed to make payments sufficient to pay when due the principal of, and premium (if any) and interest on the Loan. Such payments and other moneys payable to the Issuer or Lender under the Agreement, including proceeds derived from any security provided thereunder (collectively, the "Revenues"), and the rights of the Issuer under the Agreement to receive the same (excluding, however, certain administrative fees, indemnification and reimbursements), are pledged and assigned by the Issuer as security for the repayment of the Lender pursuant to the Agreement (the "Lender Loan"). The Lender Loan is a limited obligation of the Issuer payable solely from the Revenues.

      We express no opinion with respect to compliance by Borrower with applicable legal requirements in connection with the acquisition, construction, reconstruction, use, occupancy or operation of the Project or any Mortgaged Property.

      Based on our examination, we are of opinion, as of the date hereof and under existing law, as follows:

      1. The Authority is a duly created and validly existing body corporate and politic and a public instrumentality of The Commonwealth of Massachusetts with the power to enter into and perform its obligations under the Agreement and the Escrow Agreement.

      2. Each of the Agreements has been duly authorized, executed and delivered by the Issuer and is a valid and binding obligation of the Issuer enforceable upon the Issuer. As provided in the Massachusetts General Laws, Chapter 23G, as amended, the Agreement creates a valid lien on the rights of the Issuer to receive Revenues under the Agreement (except certain rights to indemnification, reimbursements and fees).

      3. Under existing law, interest on the Lender Loan is excluded from the gross income of the owner thereof for federal income tax purposes except for interest on the Lender Loan during any period while it is held by a "substantial user" of the facilities financed with proceeds of the Lender Loan or by a "related person" within the meaning of Section 147(a) of the Internal Revenue Code of 1986 (the "Code") and except that Borrower or others, by taking action after the date hereof that causes the $10,000,000 limitation set forth in Section 144(a)(10) of the Code to be exceeded, may cause interest on the Lender Loan to become included in gross income (retroactive to the date hereof, in the case of the $40,000,000 limitation) for federal income tax purposes. It should be noted that the interest on the Lender Loan is an item of tax preference for purposes of the federal alternative minimum tax imposed on individuals and corporations. In addition to the foregoing exceptions, the opinion set forth in the first sentence of this paragraph is subject to the condition that the Issuer and Borrower comply with all requirements of the Code that must be satisfied subsequent to the making of the Lender Loan in order that interest thereon be, or continue to be, excluded from gross income for federal income tax purposes. Borrower, and to the extent necessary, the Issuer have covenanted in the Agreement to comply with such requirements. Failure to comply with certain of such requirements may cause the inclusion of interest on the Lender Loan in gross income for federal income tax purposes to be retroactive to the date of making of the Lender Loan. We express no opinion regarding other federal tax consequences arising with respect to the Lender Loan.

      4. Under existing statutes, the Loan and any income derived therefrom, including any sale, exchange or transfer of the Loan, are exempt from taxation under the laws of The Commonwealth of Massachusetts, although the Loan and any income therefrom may be included in the measure of Massachusetts estate and inheritance taxes and of certain Massachusetts corporation excise and franchise taxes.

      It is to be understood that the rights of the Lender and the enforceability of the Agreement and the Escrow Agreement are subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights heretofore or hereafter enacted to the extent constitutionally applicable and that their enforcement may also be subject to the exercise of judicial discretion in appropriate cases.

                                  Yours faithfully,


                                                Exhibit E to Loan Agreement

                        LEGAL DESCRIPTION OF PREMISES


                                                Exhibit F to Loan Agreement

                             SURVEY REQUIREMENTS

The survey called for in the Loan Agreement must be prepared by a Registered Engineer or Surveyor and must comply with the following:

1. The survey must be an "as built" Urban ALTA/ACSM Land Title Survey, meeting the Minimum Standard Detail Requirements and Classifications of ALTA/ACSM Land Title Surveys as adopted by American Land Title Association and American Congress on Surveying & Mapping in 1997.

2. The survey must be completed and dated within six (6) months prior to closing.

3. The survey must include the following certification and must include the original signature and seal of the surveyor:

            To [Borrower] , GE Capital Public Finance, Inc., and [Title Insurance Company]:

            This is to certify that this map or plat and the survey on which it is based were made (i) in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1997, and includes Items 1, 2, 3, 4, 6, 7(a), 7(b), 7(c), 8, 9, 10, 11,
            13, 14, 15 and 16 of Table A thereof, and (ii) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of this certification) of an insert Urban Survey.

            Date:

            (signed)    (seal)    Registration No.

4. The following items are to be included from Table A of the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys:

      1. Monuments placed (or a reference monument or witness to the corner) at all major corners of the boundary of the property, unless already marked or referenced by an existing monument or witness to the corner.

      2. Vicinity map showing the property surveyed in reference to nearby highway(s) or major street intersection(s).

      3. Flood zone designation (with proper annotation based on Federal Flood Insurance Rate Maps or the state or local equivalent, by scaled map location and graphic plotting only).

      4. Indicate total acreage and square footage as indicated by client.

      5. Identify and show, if possible, setback, height and bulk Restrictions of record or disclosed by applicable zoning or building codes (in addition to those recorded in subdivision maps). If none, so state.

      6.    (a)   Exterior dimensions of all buildings at ground level.
            (b)   Square footage of exterior footprint of all buildings, or
                  gross floor area of all buildings, at ground level.
            (c)   Height of all buildings above grade at a defined
                  location.

      7. Substantial, visible improvements (in addition to buildings) such as signs, parking areas or structures, swimming pools, etc.

      8. Parking areas and, if striped, the striping and the type (e.g., handicapped, motorcycle, regular, etc.) and number of spaces.

      9. Indication of access to a public way such as curb cuts, driveways marked, etc.

      10. Location of utilities serving or existing on the property as evidenced by on-site observation or as determined by records provided by client, utility companies and other appropriate sources (with reference as to the source of information) (for example):
            (a)   railroad tracks and sidings;
            (b) manholes, catch basins, valve vaults or other surface indications of subterranean uses;
            (c) wires and cables (including their function) crossing the surveyed premises, all poles on or within ten (10) feet of the surveyed premises, and the dimensions of all crosswires or overhangs affecting the surveyed premises; and
            (d)   utility company installations on the surveyed premises.

      11.   Significant observations not otherwise disclosed.

      12. Observable evidence of earth moving work, building construction or building additions within recent months.

      13. Any changes in street right of way lines either completed or proposed, and available from the controlling jurisdiction. Observable evidence of recent street or sidewalk construction or repairs.

      14. Observable evidence of site use as a solid waste dump, sump or sanitary landfill.

5.    The following additional items must be included on the survey:

      (a)   A narrative legal which exactly matches the title commitment;
      (b)   Names of all streets abutting the premises;
      (c) Distance to nearest intersection of streets and names of streets;
      (d)   Street address of the premises; and
      (e) Clear indication of any encroachments or protrusions and the exact measurements of the distance to lot lines, buildings, easement lines, etc.

6. Copies of the survey can be provided to GE Capital Public Finance, Inc. and its counsel, Borrower and the Title Insurance Company.


                                                Exhibit G to Loan Agreement

                  ENVIRONMENTAL PHASE I REPORT REQUIREMENTS

The report is to be addressed to GE Capital Public Finance, Inc. and Borrower.

The following sections shall be included in all Phase I Environmental
Studies:

1. Historical Study -- The inspector is to obtain a chain of title search (through a title company) to determine past owners of the property and the effect they may have had on it. The search should go back at least 50 years, preferably 75 years. Personal interviews from current and/or past owners, managers, neighbors, etc. may be included, and aerial photographs verifying past use must accompany the search. If the property was previously used for agricultural purposes, the engineer must include statements as to what types of pesticides would have been used and their probable impact on the subject property.

2. On-Site Location -- The inspector is to make a physical inspection of the site to evaluate for visual signs of hazardous materials. The report should include the results of this inspection and must include the following:

      a.    Asbestos:
            1. Suspect/potential asbestos-containing materials (PACM) are to be tested to verify the presence of asbestos.
            2. The report must state whether the asbestos, if it is found, is in a friable or non-friable state.
            3. If asbestos is found, the report must include an estimate of the cost of the removal of the asbestos-containing materials.
            4. If tested materials do contain asbestos, an Operations and Maintenance Agreement must be implemented and a copy of the agreement included in the report.

      b.    PCB's:
            The inspection should include reference to PCB-containing transformers. If a sticker is not present on the transformer indicating "no PCB content," the inspector is to verify ownership and responsibility for maintenance as well as note the PCB content.

      c.    Lead Paint:
            If lead paint is suspected on the property, the report needs to address the need for testing and/or removal of same.

       d.    Above and Underground Storage Tanks:
             A check should be made for both above and underground storage tanks with reference to the condition of the tank(s), whether or not they must be registered with any federal, State or local agency, and, in the case of above-ground tanks, whether it is necessary for the tank to be placed on a concrete, bermed pad.

       e.    Radon:
             A test should be made for radon gas. If radon is not an issue in the area of the subject property, an affirmative statement to that effect must be made.

3. Activity Review -- The inspector is to contact all federal (CERCLIS), state (EPA) and local regulatory agencies to determine whether the site or the surrounding properties within a one (1) mile radius (regardless of the ASTM guidelines) are or have been involved in cleanup activities. Any reference to such activity is to include the location and distance of the site to the subject property and is to note whether said site is up or down gradient to the subject property and if it represents a potential environmental hazard. Direction and rate of groundwater flow should be included. Database records to be searched should include NPL, CERCLIS, RERIS-Violators, HMIRS, PADS, ERNS, FINDS, TRIS, TSCA, UST, LUST and any other applicable databases.

4.    Must be less than six (6) months old.

5. Must be updated if it was completed prior to any construction or substantial remodel. Update should include the use of construction materials as well as an update of all RCRA, CERCLIS and EPA lists.

6.    Wetlands issues must be addressed.


                                                Exhibit H to Loan Agreement

                        LIST OF PERMITTED EXCEPTIONS


                                                Exhibit I to Loan Agreement

                    PERMANENT LOAN INSURANCE REQUIREMENTS

NAME OF INSURED:


INSURED MAILING ADDRESS:


PROPERTY ADDRESS:


MORTGAGEE/LOSS PAYEE:
      GE Capital Public Finance, Inc., a Delaware corporation, Suite 470, 8400 Normandale Lake Boulevard, Minneapolis, Minnesota 55437

INSURANCE REQUIREMENTS:


HAZARD INSURANCE:
      Evidenced on Form Accord 27 -- Evidence of insurance, naming GE Capital Public Finance, Inc., together with its successors and/or assigns, as loss payee/mortgagee.
      Perils: Fire and extended coverage, vandalism and malicious mischief, boiler and machinery and flood insurance.
      Values: 100% replacement cost value of property with not more than $5,000.00 deductible
      Endorsements Required:  Agreed amount, inflation guard and replacement cost endorsements. List of locations and schedule of values, if blanket policy. 438BFU (loss payee endorsement -- see copy attached with enlargement for easier reading), in favor of GE Capital Public Finance, Inc., amended to thirty (30) days' notice of change, cancellation or non-renewal.
      Loss of rents/business interruption for twelve (12) months (in an amount equivalent to at least twelve (12) mos. rent).
      Boiler and Machinery Coverage.

LIABILITY:
      Coverage to be on occurrence basis only.
      Evidence of insurance, showing comprehensive general liability on an occurrence basis in an amount no less than $2,000,000 per occurrence to include:
      Bodily injury and property damage liability (primary and excess umbrella acceptable to satisfy limits). Waiver of Subrogation Endorsement is required.
      GE Capital Public Finance, Inc. is to be named Additional Insurance as respects this property only and the Additional Insured Endorsement should be attached to the certificate.

SPECIAL INSTRUCTIONS:
      GE Capital Public Finance, Inc. is to be provided with a Certificate of Insurance from an insurance company having a Best's Rating of A/X or better for hazard and liability executed by the insurance company or its authorized agent itemizing the above coverages and including a copy of the 438BFU endorsement.

WITHIN NINETY (90) DAYS OF ISSUANCE OF THE CERTIFICATE OF INSURANCE, THE INSURANCE COMPANY IS TO PROVIDE A CERTIFIED COPY OF THE INSURANCE POLICY, INCLUDING ALL ENDORSEMENTS AND AMENDMENTS.

                 LENDER'S LOSS PAYABLE ENDORSEMENT -- 438 BFU

1. Loss or damage, if any, under this policy shall be paid to GE Capital Public Finance, Inc., its successors and assigns, hereinafter referred to as the "Lender," in whatever form or capacity its interests may appear and whether said interest be vested in said Lender in its individual or in its disclosed or undisclosed fiduciary or representative capacity, or otherwise, or vested in a nominee or trustee of said Lender.

2. The insurance under this policy, or any rider or endorsement attached thereto, as to the interest only of the Lender, its successors and assigns, shall not be invalidated nor suspended: (a) by any error, omission or change respecting the ownership, description, possession or location of the subject of the insurance or the interest therein, or the title thereto; (b) by the commencement of foreclosure proceedings or the giving of notice of sale of any of the property covered by this policy by virtue of any mortgage or trust deed; (c) by any breach of warranty, act, omission, neglect or noncompliance with any of the provisions of this policy, including any and all riders now or hereafter attached thereto, by the named insured, the borrower, mortgagor, trustor, vendee, owner, tenant, warehouseman, custodian, occupant, or by the agents of either of any of them or by the happening of any event permitted by them or either of them, or their agents, or which they failed to prevent, whether occurring before or after the attachment of this endorsement, or whether before or after a loss, which under the provisions of this policy of insurance or of any rider or endorsement attached thereto would invalidate or suspend the insurance as to the named insured, excluding herefrom, however, any acts or omissions of the Lender while exercising active control and management of the property.

3. In the event of failure of the insured to pay any premium or additional premium which shall be or become due under the terms of this policy or on account of any change in occupancy or increase in hazard not permitted by this policy, this Company agrees to give written notice to the Lender of such nonpayment of premium after 60 days from and within 120 days after due date of such premium and it is a condition of the continuance of the rights of the Lender hereunder that the Lender when so notified in writing by this Company of failure of the insured to pay such premium shall pay or cause to be paid the premium due within ten days following receipt of the Company's demand in writing therefor. If the Lender shall decline to pay said premium or additional premium, the rights of the Lender under this Lender's Loss Payable Endorsement shall not be terminated before ten days after receipt of said written notice by the Lender.

4. Whenever this Company shall pay to the Lender any sum for loss or damage under this policy and shall claim that as to the insured no liability therefor exists, this Company, at its option, may pay to the Lender the whole principal sum and interest and other indebtedness due or to become due from the insured, whether secured or unsecured (with refund of all interest not accrued), and this Company, to the extent of such payment, shall thereupon receive a full assignment and transfer, without recourse, of the debt and all rights and securities held as collateral thereto.

5. If there be any other insurance upon the within described property, this Company shall be liable under this policy as to the Lender for the proportion of such loss or damage that the sum hereby insured bears to the entire insurance of similar character on said property under policies held by, payable to and expressly consented to by the Lender. Any Contribution Clause included in any Fallen Building Clause Waiver or any Extended Coverage Endorsement attached to this contract of insurance is hereby nullified, and also any Contribution Clause in any other endorsement or rider attached to this contract of insurance is hereby nullified except Contribution Clauses for the compliance with which the insured has received reduction in the rate charged or has received extension of the coverage to include hazards other than fire and compliance with such Contribution Clause is made a part of the consideration for insuring such other hazards. The Lender upon the payment to if of the full amount of its claim will subrogate this Company (pro rata with all other insurers contributing to said payment) to all of the Lender's rights of contribution under said other insurance.

6. This Company reserves the right to cancel this policy at any time, as provided by its terms, but in such case this policy shall continue in force for the benefit of the Lender for 30 days after written notice of such cancellation is received by the Lender and shall then cease.

7. This policy shall remain in full force and effect as to the interest of the Lender for a period of 10 days after its expiration unless an acceptable policy in renewal therefor with loss thereunder payable to the Lender in accordance with the terms of this Lender's Loss Payable Endorsement shall have been issued by some insurance company accepted by the Lender.

8. Should legal title to and beneficial ownership of any of the property covered under this policy become vested in the Lender or its agents, insurance under this policy shall continue for the term thereof for the benefit of the Lender, but, in such event, any privileges granted by this Lender's Loss Payable Endorsement which are not also granted the insured under the terms and conditions of this policy and/or under other riders or endorsements attached thereto shall not apply to the insurance hereunder as respects such property.

9. All notices herein provided to be given by the Company to the Lender in connection with this policy and this Lender's Loss Payable Endorsement shall be mailed to or be delivered to the Lender at its office or branch at: Suite 470, 8400 Normandale Lake Boulevard, Minneapolis, Minnesota 55437.

Attached to Policy No. _________
Of: ____________________________
Issued to: _____________________
Issuer at: _____________________      Date: _______________________


                                                Exhibit J to Loan Agreement

                             SCHEDULE OF PROJECT
                            AND ACQUISITION COSTS

                            Description of Project

      The following Project is the subject of the Loan Agreement (Real Estate) dated as of April 24, 2000 among GE Capital Public Finance, Inc. ("Lender"), Massachusetts Development Finance Agency ("Issuer"), Westerbeke Corporation ("Westerbeke") and 150 John Hancock, LLP ("150 John Hancock" and collectively with Westerbeke, "Borrower"):

      The acquisition, construction and equipping of a new manufacturing facility located at 150 John Hancock Road in the City of Taunton, Bristol County, Massachusetts.

                        Acquisition Costs of Project

      To be provided by Borrower and subject to Lender's approval prior to the construction completion date.


                                                Exhibit K to Loan Agreement

                                 Trade Names

      1.    None.


                                                Exhibit L to Loan Agreement

                    FORM OF CONSTRUCTION LETTER OF CREDIT
                            (Letterhead of Bank)

GE Capital Public Finance, Inc.
Suite 470
8400 Normandale Lake Boulevard
Minneapolis, MN 55437

      Re:   Irrevocable Letter of Credit No. __________ for
            U.S.$_________, Dated _______ __, 19__.

Ladies and Gentlemen:

      We hereby issue our irrevocable Letter of Credit No. _______ in the amount of $_________ in favor of GE Capital Public Finance, Inc., a Delaware corporation ("GECPF"), for the account of Westerbeke Corporation ("Customer").

      We undertake to honor from time to time GECPF's sight draft or drafts on us not exceeding in the aggregate U.S.$_________ when accompanied by a signed statement on behalf of GECPF stating either (i) that the amount of the accompanying draft is due and owing by Customer to GECPF or (ii) that a petition has been filed by or against customer under Title 11 of the United States Code or any successor law or similar law.

      We agree that we shall have no duty or right to inquire as to the basis upon which GECPF has determined to present to us any draft under this Letter of Credit, and presentation of such draft shall automatically result in payment to GECPF.

      This Letter of Credit is valid until _______ __, 19__, and drafts drawn hereunder, when accompanied by the statement referred to above, will be honored if presented to us at our office at ________________________________ on or before that date by 11:59 P.M.

      All drafts must be marked "Drawn under irrevocable Letter of Credit No. _____, dated _______ __, 19__." All drawings shall be made in person or by telecopy (or other facsimile telecommunication) without further need of documentation, it being understood that GECPF's signed drafts and the statement referred to above submitted via such telecopy (or other facsimile telecommunication) are to be the sole operative instruments of drawing. Such documents shall be presented to ___________________________________, telecopy number ___________.

      This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) (the "UCP") and, to the extent not inconsistent herewith, the Uniform Commercial Code of The Commonwealth of Massachusetts. If the expiration date stated above occurs on a date that we are closed for reasons referred to in Article 17 of the UCP, then such expiration date shall be extended to the tenth Business Day (defined below) on which we are open following written notice to GECPF from us that we have reopened. "Business Day" shall mean a day on which we are is not required or authorized by law to be closed and on which the New York Stock Exchange is open.

      This Letter of Credit is transferable in its entirety to any transferee that has succeeded to GECPF's rights under ____________________________________________. Transfer of this Letter of
Credit to such transferee shall be effected by the presentation to us of this Letter of Credit accompanied by a signed notice of transfer. Upon such presentation we shall endorse the transfer on this Letter of Credit and such transfer shall become effective upon delivery of this Letter of Credit by us to such transferee.

      We agree that drawings under this Letter of Credit will be paid from our own funds and not directly or indirectly from funds or collateral on deposit with us or pledged for our account and that we will seek reimbursement for payments made pursuant to this Letter of Credit only after such payments have been made.

      All of the terms and conditions of this Letter of Credit are contained herein and shall not be altered except by reduction in the amount due to corresponding payments in like amount in compliance with the aforementioned terms. There are no other conditions to this Letter of Credit.

      We hereby waive any defense based upon any allegation of fraud.

                                  Very truly yours,


                                  By
                                  Title


                              TABLE OF CONTENTS

                                                                    Page

ARTICLE I.  DEFINITIONS AND EXHIBITS                                  2
  Section 1.01.  Definitions                                          2
  Section 1.02.  Exhibits                                             7
  Section 1.03.  Rules of Construction                                8
  Section 1.04.  Combined Documents                                   8
ARTICLE II.  FINANCING OF PROJECT AND TERMS OF LOAN                   9
  Section 2.01.  Acquisition of Project                               9
  Section 2.02.  Loan.                                                9
  Section 2.03.  Interest                                             9
  Section 2.04.  Payments                                             9
  Section 2.05.  Payment on Non-Business Days                        10
  Section 2.06.  Loan Payments To Be Unconditional                   10
  Section 2.07.  Joint and Several Obligations of Borrower           10
  Section 2.08.  Prepayments                                         11
  Section 2.09  Security                                             11
ARTICLE III.  CONDITIONS PRECEDENT                                   11
  Section 3.01.  Conditions Precedent to Closing                     11
ARTICLE IV.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
             ISSUER; RIGHTS OF ISSUER                                16
  Section 4.01.  Representations, Warranties and Covenants           16
  Section 4.02.  Limitations on Actions                              17
  Section 4.03.  Responsibility; Fees and Expenses                   17
  Section 4.04.  Indemnification by Borrower                         18
ARTICLE V.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER    19
ARTICLE VI.  TITLE TO MORTGAGED PROPERTY; SECURITY INTEREST          25
  Section 6.01.  Title to Mortgaged Property                         25
  Section 6.02.  Security Interest in Mortgaged Property             25
  Section 6.03.  Change in Name or Corporate Structure of
                 Westerbeke; Change in Location of Westerbeke's
                 Principal Place of Business                         25
  Section 6.04.  Liens and Encumbrances to Title                     25
  Section 6.05.  Assignment of Insurance                             26
  Section 6.06.  Agreement as Financing Statement                    26
  Section 6.07.  Letter of Credit and Construction of Letter of
                 Credit                                              26
ARTICLE VII.  AFFIRMATIVE COVENANTS OF BORROWER                      27
  Section 7.01.  Reporting Requirements                              27
  Section 7.02.  Books and Records; Inspection and Examination       28
  Section 7.03.  Compliance With Laws                                29
  Section 7.04.  Environmental Compliance                            29
  Section 7.05.  Payment of Taxes and Other Claims                   30
  Section 7.06.  Preservation and Maintenance of Mortgaged
                 Property, Leaseholds                                30
  Section 7.07.  Insurance                                           31
  Section 7.08.  Preservation of Corporate Existence                 32
  Section 7.09.  Preservation of Limited Liability Partnership
                 Existence                                           32
  Section 7.10.  Performance by Lender                               32
  Section 7.11.  Financial Covenants.                                33
ARTICLE VIII.  NEGATIVE COVENANTS OF BORROWER                        33
  Section 8.01.  Liens.                                              33
  Section 8.02.  Sale of Assets                                      33
  Section 8.03.  Consolidation and Merger                            34
  Section 8.04.  Accounting                                          34
  Section 8.05.  Other Defaults                                      34
  Section 8.06.  Place of Business                                   34
  Section 8.07.  Modifications and Substitutions                     34
  Section 8.08.  Use of the Mortgaged Property                       34
  Section 8.09.  Leasing                                             35
ARTICLE IX.  DAMAGE AND DESTRUCTION; CONDEMNATION; USE OF NET
             PROCEEDS                                                35
  Section 9.01.  Damage and Destruction                              35
  Section 9.02.  Condemnation                                        35
ARTICLE X.  ASSIGNMENT AND SELLING                                   36
  Section 10.01.  Assignment by Lender                               36
  Section 10.02.  No Sale or Assignment by Borrower                  36
ARTICLE XI.  EVENTS OF DEFAULT AND REMEDIES                          36
  Section 11.01.  Events of Default                                  36
  Section 11.02.  Remedies on Default                                38
  Section 11.03.  Reserved                                           39
  Section 11.04.  No Remedy Exclusive                                39
  Section 11.05.  Late Charge                                        40
ARTICLE XII.  MISCELLANEOUS                                          40
  Section 12.01.  Costs and Expenses of Lender                       40
  Section 12.02.  Disclaimer of Warranties                           40
  Section 12.03.  Notices                                            40
  Section 12.04.  Further Assurance and Corrective Instruments       41
  Section 12.05.  Binding Effect; Time of the Essence                41
  Section 12.06.  Severability                                       41
  Section 12.07.  Amendments                                         41
  Section 12.08.  Execution in Counterparts                          41
  Section 12.09.  Applicable Law                                     41
  Section 12.10.  Captions                                           41
  Section 12.11.  Entire Agreement                                   41
  Section 12.12.  Usury.                                             42
  Section 12.13.  Waiver of Jury Trial                               42
Exhibit A to Loan Agreement                                           1
Exhibit B to Loan Agreement                                           1
Exhibit C-1 to Loan Agreement                                         1
Exhibit C-2 to Loan Agreement                                         1
Exhibit D to Loan Agreement                                           1
Exhibit E to Loan Agreement                                           1
Exhibit F to Loan Agreement                                           1
Exhibit G to Loan Agreement                                           1
Exhibit H to Loan Agreement                                           1
Exhibit I to Loan Agreement                                           1
Exhibit J to Loan Agreement                                           1
Exhibit K to Loan Agreement                                           1
Exhibit L to Loan Agreement                                           1